                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           Continental Airlines, Inc.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                         [CONTINENTAL AIRLINES LOGO]

                                April 15, 1998

To Our Stockholders:

     On behalf of the Board of Directors, we are pleased to invite you to attend the Continental Airlines, Inc. 1998 Annual Meeting of Stockholders. As indicated in the attached notice, the meeting will be held at The Hyatt Regency, 1200 Louisiana Street, Houston, Texas on Thursday, May 21, 1998, at 9:30 a.m., local time. At the meeting, in addition to acting on the matters described in the attached proxy statement, there will be an opportunity to discuss other matters of interest to you as a stockholder.

     Please date, sign and mail the enclosed proxy card in the envelope provided, even if you plan to attend the meeting in person. We look forward to seeing you in Houston.

                                            Cordially,

                                            /s/ GORDON BETHUNE
                                            Gordon Bethune
                                            Chairman of the Board and Chief
                                            Executive Officer

                                            /s/ GREG BRENNEMAN
                                            Greg Brenneman
                                            President and Chief Operating
                                            Officer

                           CONTINENTAL AIRLINES, INC.
                         2929 ALLEN PARKWAY, SUITE 2010
                              HOUSTON, TEXAS 77019
                             ---------------------

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1998
                             ---------------------

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of Continental Airlines, Inc., a Delaware corporation (the "Company" or "Continental"), will be held at The Hyatt Regency, 1200 Louisiana Street, Houston, Texas on Thursday, May 21, 1998, at 9:30 a.m., local time, for the following purposes:

          1. To elect thirteen directors to serve until the next annual meeting of stockholders;

          2. To consider and act upon a proposal to approve the Company's 1998 Stock Incentive Plan;

          3. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for 1998; and

          4. To consider and act upon any other matters that may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     The holders of record of the Company's common stock at the close of business on March 27, 1998 are entitled to notice of and to vote at the Annual Meeting.

                                            By Order of the Board of Directors,

                                            /s/ JEFFREY A. SMISEK
                                            Jeffery A. Smisek
                                            Secretary

Houston, Texas
April 15, 1998

     PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY BY MAIL IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU DO ATTEND THE MEETING IN PERSON AND DESIRE TO WITHDRAW YOUR PROXY, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ENCLOSED PROXY STATEMENT AND VOTE PERSONALLY ON ALL MATTERS BROUGHT BEFORE THE MEETING.

                           CONTINENTAL AIRLINES, INC.
                         2929 ALLEN PARKWAY, SUITE 2010
                              HOUSTON, TEXAS 77019

                             ---------------------

                                PROXY STATEMENT

                      1998 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1998

                             ---------------------

     This proxy statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Continental Airlines, Inc., a Delaware corporation (the "Company" or "Continental"), of proxies to be voted at the 1998 Annual Meeting of Stockholders of the Company or any adjournment or adjournments thereof (the "Meeting"), to be held at The Hyatt Regency, 1200 Louisiana Street, Houston, Texas on Thursday, May 21, 1998, at 9:30 a.m., local time, for the purposes set forth in the accompanying Notice of 1998 Annual Meeting of Stockholders. This proxy statement and the accompanying proxy, together with a copy of the Company's 1997 Annual Report, are being first mailed to stockholders on or about April 15, 1998.

THE PROXY

     Stockholders giving proxies may revoke them at any time before they are voted by notifying the Secretary of the Company in writing of such revocation or by delivering to such Secretary a duly executed proxy bearing a later date. Any such revocation or subsequent proxy must be received prior to the commencement of voting at the Meeting to be effective. If a proxy is properly signed by a holder of common stock and is not revoked, it will be voted at the Meeting in the manner specified on the proxy or, if no manner is specified, it will be voted "FOR" the election of directors nominated by the Board of Directors of the Company (the "Board of Directors" or the "Board") and "FOR" approval of the other matters set forth in the accompanying Notice.

     The Company will bear the costs of the solicitation of proxies. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram, fax and in person by regular employees and directors of the Company, none of whom will receive additional compensation therefor, and by Morrow & Co., Inc., which the Company has retained to assist in the solicitation of proxies for a fee estimated not to exceed $6,500 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and with other custodians, nominees and fiduciaries to forward proxy soliciting materials to beneficial owners, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection therewith.

RECORD DATE AND VOTING SECURITIES

     The Board of Directors fixed the close of business on March 27, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, the Company had outstanding 8,379,464 shares of Class A common stock, par value $.01 per share, and 50,738,288 shares of Class B common stock, par value $.01 per share.

     Continental's Restated Certificate of Incorporation ("Charter") authorizes the issuance of up to 10 million shares of preferred stock, 50 million shares each of Class A common stock and Class D common stock, and 200 million shares of Class B common stock. No shares of Class D common stock have been issued. Subject to certain limitations on voting by non-U.S. citizens, each share of Class A common stock is entitled to ten votes per share and each share of Class B common stock is entitled to one vote per share. Shares of Class A common stock may be converted at any time into shares of Class B common stock. The holders of shares representing a majority of the aggregate voting power of the outstanding voting securities entitled to vote at the Meeting, present or represented by proxy, will constitute a quorum for the transaction of business at the Meeting.

     In establishing the presence of a quorum, abstentions and broker non-votes (if any) will be included in the determination of the number of shares represented at the Meeting. Abstentions are treated as votes cast and thus will have the same effect as a vote against a proposal. As to a specific proposal, however, broker non-votes are not treated as votes cast or shares entitled to vote with respect to such matter and thus will not affect the election of directors (who will be elected by a plurality of the votes cast for directors), or the outcome of the proposals to approve the Company's 1998 Stock Incentive Plan or ratify the appointment of independent auditors (each of which requires approval by a majority of the votes cast on the applicable proposal).

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS CONTAINED IN THIS PROXY STATEMENT.

LIMITATION ON VOTING BY FOREIGN OWNERS

     The Charter defines "Foreign Ownership Restrictions" as "applicable statutory, regulatory and interpretive restrictions regarding foreign ownership or control of U.S. air carriers (as amended or modified from time to time)." Such restrictions currently require that no more than 25% of the voting stock of the Company be owned or controlled, directly or indirectly, by persons who are not U.S. Citizens ("Foreigners") for purposes of the Foreign Ownership Restrictions, and that the Company's president and at least two-thirds of its directors be U.S. Citizens. For purposes of the Charter, "U.S. Citizen" means
(i) an individual who is a citizen of the United States; (ii) a partnership each of whose partners is an individual who is a citizen of the United States; or
(iii) a corporation or association organized under the laws of the United States or a State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States. The Charter provides that no shares of capital stock may be voted by or at the direction of Foreigners, unless such shares are registered on a separate stock record (the "Foreign Stock Record") maintained by the Company for the registration of ownership of voting stock by Foreigners. The Company's bylaws ("Bylaws") further provide that no shares will be registered on the Foreign Stock Record if the amount so registered would cause the Company to violate the Foreign Ownership Restrictions or adversely affect the Company's operating certificates or authorities. Registration on the Foreign Stock Record is made in chronological order based on the date the Company receives a written request for registration, except that shares acquired by Air Partners, L.P., a Texas limited partnership ("Air Partners"), in connection with its original investment in the Company that are subsequently transferred to any Foreigner are entitled to be registered prior to, and to the exclusion of, other shares.

                              RECENT DEVELOPMENTS

     On January 26, 1998, the Company announced that, in connection with an agreement by Air Partners to dispose of its interest in the Company to an affiliate of Northwest Airlines, Inc. ("Northwest"), the Company had entered into a long-term global alliance with Northwest ("Northwest Alliance") involving schedule coordination, frequent flyer reciprocity, executive lounge access, airport facility coordination, code sharing, the formation of a joint venture among the two carriers and KLM Royal Dutch Airlines ("KLM") with respect to their trans-Atlantic services, cooperation regarding other alliance partners of the two carriers and regional alliance development, certain coordinated sales programs, preferred reservations displays and other activities.

     The Northwest Alliance is expected to be phased in over a multi-year period. A significant portion of the alliance activities will commence promptly. Code sharing will commence, subject to governmental approvals, with the Company initially placing its designator code on all of Northwest's international flights (other than its trans-Atlantic flights) and those Northwest domestic flights which create international connecting itineraries to and from Latin America. Thereafter, subject to governmental approval and approval by Northwest's pilots under their collective bargaining agreement, (i) Northwest and the Company anticipate entering into a joint venture among themselves and KLM with respect to their respective trans-Atlantic flights, (ii) Northwest anticipates placing its designator code on substantially all of the Company's other international flights, and (iii) Northwest and the Company each anticipate placing their respective designator codes on substantially all of the other carrier's domestic flights.

     The Company estimates that the alliance, when fully phased in over a three-year period, will generate in excess of $500 million in additional annual pre-tax operating income for the carriers, and anticipates that approximately 45% of such pre-tax operating income will accrue to the Company. The Company believes that a significant portion of the alliance synergies allocable to the Company can be achieved even without the activities that are subject to approval of Northwest's pilots.

     The Company also announced on January 26, 1998 that Air Partners, the holder of approximately 14% of the Company's equity and approximately 51% of its voting power (after giving effect to the exercise of warrants), had entered into an agreement to dispose of its interest in the Company to an affiliate of Northwest (the "Air Partners Transaction") in exchange for approximately $308 million in cash and equity securities of an affiliate of Northwest valued at approximately $211 million. According to a Schedule 13D filed with the Securities and Exchange Commission (the "SEC" or the "Commission") by an affiliate of Northwest, the cash consideration will be provided from working capital and the proceeds of unsecured borrowings in the public capital markets. The Air Partners Transaction is subject to, among other matters, governmental approval and expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The agreement also extends to an affiliate of Air Partners a right of first offer to purchase certain shares of Class A common stock of the Company to be acquired by Northwest or its affiliates if such entities intend to dispose of those securities prior to the fifth anniversary of the closing of the Air Partners Transaction.

     In connection with the Air Partners Transaction, the Company entered into a corporate governance agreement with certain affiliates of Northwest (the "Northwest Parties") designed to assure the independence of the Company's Board and management during the six-year term of the governance agreement. Under the corporate governance agreement, as amended, the Northwest Parties have agreed not to beneficially own voting securities of the Company in excess of 50.1% of the fully diluted voting power of the Company's voting securities, subject to certain exceptions involving third-party acquisitions or tender offers for 15% or more of the voting power of the Company's voting securities and a limited exception permitting a one-time ownership of approximately 50.4% of the fully diluted voting power. The Northwest Parties have agreed to deposit all voting securities of the Company beneficially owned by them in a voting trust with an independent voting trustee requiring that such securities be voted (i) on all matters other than the election of directors, either as recommended by the Company's Board of Directors (a majority of whom must be independent directors as defined in the agreement) or in the same proportion as the votes cast by other holders of voting securities, and (ii) in the election of directors, for the election of independent directors nominated by the Board of Directors; provided, that in the event of a merger or similar business combination or a recapitalization, liquidation or similar transaction, a sale of all or substantially all of the Company's assets, or an issuance of voting securities which would represent more than 20% of the voting power of the Company prior to issuance, or any amendment of the Charter or Bylaws that would materially and adversely affect Northwest, the shares may be voted as directed by the Northwest Party owning such shares, and if a third party is soliciting proxies in connection with an election of directors, the shares may be voted at the option of such Northwest Party either as recommended by the Company's Board of Directors or in the same proportion as the votes cast by the other holders of voting securities.

     The Northwest Parties have also agreed to certain restrictions on the transfer of voting securities owned by them, have agreed not to seek to affect or influence the Company's Board of Directors or the control of the management of the Company or the business, operations, affairs, financial matters or policies of the Company or to take certain other actions, and have agreed to take all actions as are necessary to cause independent directors to at all times constitute at least a majority of the Company's Board of Directors. The Company has agreed to cause one designee of a Northwest Party reasonably acceptable to the Board of Directors to be appointed to the Company's Board immediately after the closing of the Air Partners Transaction, and has agreed to grant preemptive rights to a Northwest Party with respect to certain issuances of Class A common stock and Class B common stock. The Northwest Parties have agreed that certain specified actions, together with any material transactions between the Company and Northwest or its affiliates, including any modifications or waivers of the corporate governance agreement and the alliance agreement, may not be taken without the prior approval of a majority of the Board of Directors, including the affirmative vote of a majority of the independent directors. The governance agreement also provides for the Company to adopt a shareholder rights plan with reasonably customary terms and conditions, with an acquiring person threshold of 15% and with appropriate exceptions for the Northwest Parties for actions permitted by and taken in compliance with the corporate governance agreement.

     The corporate governance agreement provides that, if after three years Northwest's pilots have not consented to those portions of the alliance agreement requiring their consent and the Company, at its election, then chooses to terminate the alliance agreement, the Northwest Parties can elect either to dispose of their shares in the Company or negotiate with a committee of independent directors of the Company regarding a merger. If a merger agreement cannot be reached within six months of the establishment of the committee, certain appraisal procedures are specified. If upon completion of the appraisal procedures, Northwest is unwilling to enter into a merger agreement at the value for the shares not held by the Northwest Parties determined by such appraisal procedures, then the Northwest Parties must sell their voting securities, and if the Company and the committee are unwilling to approve a merger agreement at such value, then the corporate governance agreement (except for certain provisions requiring continuing independent directors and approval by a majority of such independent directors of material transactions between the Company and the Northwest Parties) will expire.

     The corporate governance agreement will otherwise expire after the sixth anniversary of the date of closing of the Air Partners Transaction, or if earlier, upon the date that the Northwest Parties cease to beneficially own voting securities representing at least 10% of the fully diluted voting power of the Company's voting securities. Upon a termination of the above described terms of the governance agreement, the Northwest Parties must nonetheless take such actions as are necessary to cause the Company's Board of Directors to at all times include at least five directors who are independent of and otherwise unaffiliated with Northwest or the Company and their respective affiliates, and any material transaction between the Company and Northwest or its affiliates, or relating to the governance agreement or the alliance agreement, may not be taken without prior approval thereof by a majority vote of the independent directors.

     The alliance agreement provides that if after four years the Company has not entered into a code share with KLM or is not legally able (but for aeropolitical restrictions) to enter into a new trans-Atlantic joint venture with KLM and Northwest and place its airline code on certain Northwest flights, Northwest can elect to (i) cause good faith negotiations among the Company, KLM and Northwest as to the impact, if any, on the contribution to the joint venture resulting from the absence of the code share, and the Company will reimburse the joint venture for the amount of any loss until it enters into a code share with KLM, or (ii) terminate (subject to cure rights of the Company) after one year's notice any or all of such alliance agreement and any or all of the agreements contemplated thereunder.

     The closing of the Air Partners Transaction will constitute a "Change in Control" for purposes of the Company's 1994 Incentive Equity Plan, as amended (the "1994 Plan"), the 1997 Stock Incentive Plan, as amended (the "1997 Plan"), the Company's executive bonus program (the "Executive Bonus Program") and the Company's employment agreements with its management. Upon a Change in Control, all options granted to participants under the 1994 Plan and the 1997 Plan immediately vest and become exercisable in full and all outstanding restricted stock vests in full. As of the end of April 1998, there will be unvested options with respect to approximately 2.6 million shares of Class B common stock outstanding and 35,000 shares of unvested restricted stock outstanding, all of which will vest upon a Change in Control. There were approximately 560 employee participants in the 1994 Plan and/or the 1997 Plan as of March 27, 1998. Under the Executive Bonus Program, if a participant's participation in the program or his employment is terminated (or constructively terminated as described in the program) other than for cause or for other specified exceptions during the year in which a Change in Control occurs, the participant will receive an amount equal to 125% of his base salary less any bonuses earlier received by the participant under the program during such year. There were 25 participants in the Executive Bonus Program as of March 27, 1998. Under the Company's employment agreements with Mr. Bethune and Mr. Brenneman, if either executive terminates his employment with the Company for any reason following a Change in Control, such executive is entitled to payment of the severance specified in his agreement. Under the Company's employment agreements with Messrs. Kellner, McLean and Smisek (and certain other officers of the Company), if such executive's employment with the

Company is terminated within two years following a Change in Control (other than by the Company for cause or upon such executive's death or disability and other than voluntarily (without constructive termination) by the executive), the executive is entitled to an enhanced severance payment from the Company. In connection with and conditioned on the closing of the Air Partners Transaction, the Company has agreed to pay stay bonuses to the named executive officers and certain other officers of the Company. See "Certain Transactions."

                    VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 27, 1998 (except as otherwise set forth below), certain information with respect to persons owning beneficially (to the knowledge of the Company) more than five percent of any class of the Company's voting securities. The table also sets forth the respective general voting power of such persons. Information in the table is based on reports that have been filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and information furnished to the Company by such holders. In accordance with regulations promulgated by the Commission, the table reflects for each beneficial owner the exercise of warrants or the conversion of convertible securities (exercisable or convertible within 60 days after March 27, 1998) owned by such beneficial owner, but, in determining the percentage ownership and general voting power of such person, does not assume the exercise of warrants or the conversion of securities owned by any other person.

     As part of the Air Partners Transaction, certain affiliates of Northwest (Northwest Airlines Corporation and Newbridge Parent Corporation, the address of which is 5101 Northwest Drive, St. Paul, Minnesota 55111-3034) have agreed to acquire Air Partners' interests in the Company, along with the Class A common stock owned by certain affiliates of Air Partners, including Bonderman Family Limited Partnership, 1992 Air, Inc. and Air Saipan, Inc. In addition, such affiliates of Northwest have agreed to acquire an additional 979,000 shares of Class A common stock owned by certain third parties in exchange for approximately $59.5 million in cash, conditioned on the closing of the Air Partners Transaction. According to a statement on Schedule 13D filed with the SEC by an affiliate of Northwest, such consideration is expected to be funded from Northwest's general working capital and from the proceeds of unsecured borrowings in the public capital markets. As a result of such agreements, such affiliates of Northwest may be deemed to beneficially own an aggregate of 9,514,868 shares of Class A common stock of the Company, comprising 83.3% of the outstanding Class A common stock (assuming exercise of all outstanding warrants to purchase Class A common stock) and 57.7% of the general voting power (50.4% of the fully diluted voting power of the Company as of March 27, 1998) of the Company. The voting and disposition of this stock are limited by the terms of the governance agreement between the Company and the Northwest Parties. See "Recent Developments." Northwest has informed the Company that it intends to cause the Class A common stock outstanding on the record date and subject to the Air Partners Transaction (5,496,400 shares), with respect to which it has been granted a limited proxy, to vote with respect to the proposal to approve the Company's 1998 Stock Incentive Plan in the same proportion as the votes cast by other holders of voting securities of the Company.

                                                                AMOUNT
                                                              AND NATURE                    GENERAL
         NAME AND ADDRESS                                    OF BENEFICIAL      PERCENT      VOTING
       OF BENEFICIAL HOLDER             TITLE OF CLASS         OWNERSHIP        OF CLASS    POWER(1)
       --------------------             --------------       -------------      --------    --------
Air Partners, L.P.(2)                Class A common stock      8,302,656(3)      72.7%       50.3%
  2420 Texas Commerce Tower
  201 Main Street
  Fort Worth, TX 75102
American General Corporation         Class A common stock      1,548,992(4)      17.3%       11.1%
  2929 Allen Parkway                 Class B common stock            566(5)           (5)
  Houston, TX 77019
The Equitable Companies
  Incorporated                       Class B common stock     11,225,564(6)      22.1%        8.3%
  1290 Avenue of the Americas
  New York, NY 10104
Goldman, Sachs & Co.                 Class B common stock      2,888,474(7)       5.7%        2.2%
  85 Broad Street
  New York, NY 10004
Invesco PLC                          Class B common stock      2,620,200(8)       5.2%        2.0%
  11 Devonshire Square
  London, England EC2M 4YR
Morgan Stanley, Dean Witter,         Class B common stock      7,118,753(9)      14.0%        5.3%
  Discover & Co.
  1585 Broadway
  New York, NY 10036
Neuberger & Berman, LLC              Class B common stock      5,968,785(10)     11.8%        4.4%
  605 Third Ave.
  New York, NY 10158-3698

---------------

 (1) Each share of Class A common stock is entitled to ten votes, and each share of Class B common stock is entitled to one vote. General Voting Power includes the combined total of the votes attributable to Class A common stock and Class B common stock. Shares of Class A common stock may be converted at any time into shares of Class B common stock. Because the Class A common stock has ten votes per share and the Class B common stock has one vote per share, such conversions effectively increase the relative voting power of those Class A stockholders who do not convert.

 (2) Based on reports filed with the Commission pursuant to the Exchange Act and information provided to the Company, the general partners of Air Partners are 1992 Air GP, managing general partner, and Air II General, Inc. The general partners of 1992 Air GP are 1992 Air, Inc., majority general partner, and Air Saipan, Inc. David Bonderman is the controlling shareholder of Air II General, Inc. and 1992 Air, Inc. and accordingly may be deemed the beneficial owner of shares held by Air Partners. Mr. Bonderman also holds, directly and indirectly, limited partnership interests in Air Partners. Not included in the amounts shown are (a) 180,483 shares of Class B common stock and 16,000 such shares subject to director stock options held by Mr. Bonderman, (b) 16,400 shares of Class A common stock and 682,450 shares of Class B common stock held by Bonderman Family Limited Partnership ("BFLP"), of which Mr. Bonderman is the general partner, and (c) 213,110 shares of Class A common stock beneficially owned by 1992 Air, Inc. On the basis of certain provisions of the Air Partners limited partnership agreement, limited partners may be deemed the owners of the shares beneficially owned by Air Partners that are attributable to their respective limited partnership interests. In addition, such limited partners, together with Air Partners, may be deemed to be acting as a group for purposes of the federal securities laws. BFLP, Bondo Air Limited Partnership ("Bondo Air") and Donald Sturm, a director of the Company, each holds limited partnership interests in Air Partners. However, each such party, pursuant to Rule 13d-4 under the Exchange Act, disclaims beneficial ownership of the shares attributable to their respective interests. The estate of Larry Hillblom, solely in its capacity as the sole shareholder of Air Saipan, Inc., may be deemed the beneficial owner of shares held by Air Partners. In addition, the estate of Mr. Hillblom also holds limited partnership interests in Air Partners. Alfredo Brener, through a limited partnership whose corporate general partner he controls, owns warrants to purchase a 98.5% limited partnership interest in Bondo Air, and on the basis of certain provisions of the limited partnership agreement of Bondo Air, Mr. Brener may be deemed to beneficially own such limited partnership interests and, in turn, the shares attributable to Bondo Air's limited partnership interest in Air Partners. However, Mr. Brener, pursuant to Rule 13d-4 under the Exchange Act, disclaims beneficial ownership of all such shares. As part of the Air Partners Transaction, the general partners and limited partners of Air Partners have agreed to dispose of their partnership interests in Air Partners (and thus the beneficial ownership of Class A common stock owned by Air Partners) to an affiliate of Northwest, and BFLP, 1992 Air, Inc. and Air Saipan, Inc. have agreed to dispose of the Class A common stock of the Company held by them to such affiliate of Northwest.

 (3) Includes 3,039,468 shares issuable upon exercise of warrants held by Air Partners. Air Partners may be deemed to have shared voting and dispositive power with respect to all such shares.

 (4) The shares reported represent the proportionate interest in shares beneficially owned by Air Partners, of which American General Corporation ("American General") is a limited partner, including shares issuable upon exercise of warrants held by Air Partners to purchase 552,630 shares of Class A common stock. On the basis of certain provisions of the limited partnership agreement of Air Partners, American General may be deemed to beneficially own the shares beneficially owned by Air Partners that are attributable to such limited partnership interest. However, American General, pursuant to Rule 13d-4 under the Exchange Act, disclaims beneficial ownership of all such shares. American General may be deemed to share voting and dispositive power with respect to all such shares. American General has agreed to dispose of its limited partnership interest in Air Partners to an affiliate of Northwest as part of the Air Partners Transaction.

 (5) Represents shares held by an indirect wholly owned subsidiary of American General and less than 1% of the outstanding Class B common stock. American General may be deemed to share voting and dispositive power with respect to all such shares. Does not include the 1,548,992 shares of Class A common stock shown above which are convertible into an equal number of shares of Class B common stock. See also note 4, above.

 (6) As of December 31, 1997, based on a report filed with the Commission pursuant to the Exchange Act in February 1998 by The Equitable Companies Incorporated ("Equitable"), AXA-UAP (which beneficially owns a majority interest in Equitable), four French mutual insurance companies (AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (as a group, which beneficially own a majority interest in AXA-UAP)), and their subsidiaries. The shares shown represent beneficial ownership by registered broker-dealer or investment advisor subsidiaries of Equitable. According to such report, none of such subsidiaries has an interest in the reported securities representing greater than 5% of the Class B common stock other than Alliance Capital Management L.P. (8,296,286 shares) and Equitable Life Assurance Society of the United States (2,929,200 shares). Equitable may be deemed to have sole voting power with respect to 3,901,759 shares, shared voting power with respect to 7,315,700 shares, sole dispositive power with respect to 11,225,490 shares and shared dispositive power with respect to 74 shares.

 (7) Based on a report filed with the Commission under the Exchange Act in February 1998, the shares reported represent the aggregated beneficial ownership of Goldman, Sachs & Co. ("Goldman") and The Goldman Sachs Group, L.P. ("Goldman Group"). Goldman made such filing as a registered broker dealer and investment advisor and Goldman Group filed as a parent holding company. Each of Goldman and Goldman Group may be deemed to have shared voting power with respect to 2,758,774 shares, shared dispositive power with respect to 2,888,474 shares and sole voting and dispositive power with respect to none of the reported shares.

 (8) Based on a report filed with the Commission under the Exchange Act in February 1998, the shares reported represent the aggregated beneficial ownership of group members including Aim Management

     Group Inc., Amvescap Group Services, Inc., Avescap PLC, AVZ, Inc., Invesco Capital Management, Inc., Invesco Funds Group, Inc., Invesco Management & Research, Inc., Invesco North American Holdings, Inc., Invesco PLC, Invesco Realty Advisers, Inc., and Invesco, Inc., each of which is organized under the laws of England. Such report indicates that Avescap PLC is a parent holding company. Each entity may be deemed to have shared voting and dispositive power with respect to all of the reported shares and sole voting and dispositive power with respect to none of the reported shares.

 (9) Based on a report filed with the Commission under the Exchange Act in March 1998, the shares reported represent the aggregated beneficial ownership of Morgan Stanley, Dean Witter, Discover & Co. ("Morgan Stanley") and its wholly owned subsidiary Morgan Stanley Asset Management Inc. ("MSAM"), which reports holdings representing greater than 5% of the Class B common stock. Each reporting company is a registered investment adviser. Morgan Stanley may be deemed to have shared voting power with respect to 5,311,253 shares and shared dispositive power with respect to all reported shares. MSAM may be deemed to have shared voting power with respect to 3,516,700 shares and shared dispositive power with respect to 5,097,200 shares. Neither reporting company has sole voting or dispositive power with respect to any of the reported shares.

(10) Based on a report filed with the Commission under the Exchange Act in February 1998, the shares reported represent the aggregated beneficial ownership of Neuberger & Berman, LLC and Neuberger & Berman Management Incorporated. The filing persons reported the amounts as a registered broker dealer, investment advisor and investment company. The reporting persons may be deemed to have sole voting power with respect to 2,237,785 shares, shared voting power with respect to 3,692,900 shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 5,968,785 shares.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows, as of March 27, 1998, the number of shares of Class B common stock beneficially owned by each of the current directors, the executive officers named below in the Summary Compensation Table, and all executive officers and directors as a group. Also reflected in the amounts shown are shares of Class A common stock, which are convertible into an equal number of shares of Class B common stock and are set forth in the footnotes to the table. See also "Voting Rights and Principal Stockholders."

                                                           AMOUNT AND
                                                           NATURE OF
                                                           BENEFICIAL           PERCENT
               NAME OF BENEFICIAL OWNERS                  OWNERSHIP(1)          OF CLASS
               -------------------------                  ------------          --------
Thomas J. Barrack, Jr..................................        21,600(2)          *
Lloyd M. Bentsen, Jr...................................        19,160(3)          *
Gordon M. Bethune......................................       335,692(4)          *
David Bonderman........................................     9,411,099(5)          15.9%
Gregory D. Brenneman...................................       308,653(6)          *
Patrick Foley..........................................     1,814,190(7)           3.5%
Lawrence W. Kellner....................................        92,748(8)          *
Douglas H. McCorkindale................................        16,000(9)          *
C.D. McLean............................................        98,614(10)         *
George G. C. Parker....................................        11,400(11)         *
Richard W. Pogue.......................................         2,000(12)         *
William S. Price III...................................     8,318,656(13)         14.1%
Jeffery A. Smisek......................................       108,992(12)(14)     *
Donald L. Sturm........................................     1,125,289(15)          2.2%
Karen Hastie Williams..................................        16,000(9)          *
Charles A. Yamarone....................................        21,000(16)         *
All executive officers and directors as a group........    12,156,197(17)         20.0%

---------------

  *  Less than 1%

 (1) The persons listed have the sole power to vote and dispose of the shares beneficially owned by them except as otherwise indicated. See also the previous table and text under the caption "Voting Rights and Principal Stockholders."

 (2) Includes 13,000 shares subject to vested director stock options, and 3,000 shares held in trust for the benefit of Mr. Barrack's children as to which shares Mr. Barrack disclaims beneficial ownership.

 (3) Includes 10,000 shares subject to vested director stock options.

 (4) Includes 334,167 shares subject to vested options, or vesting within 60 days after March 27, 1998.

 (5) Includes 16,000 shares subject to vested director stock options and 682,450 shares beneficially owned by BFLP. Mr. Bonderman is the sole general partner of BFLP and has the sole power to vote and dispose of the shares beneficially owned by it. Also includes the following shares of Class A common stock: 5,263,188 shares beneficially owned by Air Partners, 213,110 shares beneficially owned by 1992 Air, Inc., 16,400 beneficially owned by BFLP and 3,039,468 shares subject to warrants owned by Air Partners. Mr. Bonderman may be deemed to own beneficially the shares beneficially owned by Air Partners. See generally note 2 to the previous table.

 (6) Includes 270,167 shares subject to vested options, or vesting within 60 days after March 27, 1998, and 37,500 restricted shares scheduled to vest on April 27, 1998.

 (7) Includes 16,000 shares subject to vested director stock options and 645,940 shares held by DHL Management Services, Inc. ("DHL"). Also includes 741,165 shares of Class A common stock representing DHL's proportionate interest in Class A common stock beneficially owned by Air Partners and 411,085 shares of such stock subject to warrants representing DHL's proportionate interest in warrants to purchase Class A common stock owned by Air Partners. DHL, and Mr. Foley as President of DHL, may be deemed to share voting and dispositive power with respect to all such shares.

 (8) Includes 66,668 shares subject to vested options, or vesting within 60 days after March 27, 1998, and 25,000 restricted shares scheduled to vest on June 5, 1998.

 (9) Represents shares subject to vested director stock options.

(10) Includes 98,168 shares subject to vested options, or vesting within 60 days after March 27, 1998.

(11) Includes 10,000 shares subject to vested director stock options.

(12) Includes 2,000 shares of Class A common stock.

(13) Includes 16,000 shares of Class B common stock subject to vested director stock options. Also includes 5,263,188 shares of Class A common stock beneficially owned by Air Partners, and 3,039,468 shares of Class A common stock subject to warrants held by Air Partners, which Mr. Price may be deemed to own beneficially through shared voting and dispositive power as a Managing Director of Air Partners.

(14) Includes 104,168 shares subject to vested options, or vesting within 60 days after March 27, 1998.

(15) Shares of Class B common stock shown include 16,000 shares subject to vested director stock options, 60,400 shares held in trusts for the benefit of Mr. Sturm's children and 130,200 shares held in a charitable trust for which Mr. Sturm acts as Trustee. Also includes 463,230 shares of Class A common stock representing Mr. Sturm's proportionate interest in Class A common stock beneficially owned by Air Partners and 256,929 shares of such stock subject to warrants representing Mr. Sturm's proportionate interest in warrants owned by Air Partners. Mr. Sturm is a limited partner of Air Partners and, as such, may be deemed to share voting and dispositive power with respect to the shares beneficially owned by Air Partners that are attributable to such limited partnership interest.

(16) Includes 13,000 shares subject to vested director stock options.

(17) Includes 1,587,441 shares of Class B common stock subject to vested options, or vesting within 60 days after March 27, 1998, which are held by executive officers and non-employee directors of the Company and 3,039,468 shares of Class A common stock subject to warrants owned by Air Partners. See notes 5, 7, 13 and 15. Also includes 5,496,698 shares of Class A common stock.

                              GENERAL INFORMATION

BOARD OF DIRECTORS MEETINGS

     Regular meetings of the Board of Directors are generally held four times per year, and special meetings are scheduled when required. The Board held four regular meetings in 1997.

STANDING COMMITTEES OF THE BOARD

     The Audit Committee has the authority and power to act on behalf of the Board of Directors with respect to the appointment of independent auditors for the Company and with respect to authorizing any special audit or audit-related activities which, in its discretion, are deemed necessary to perform its functions. The committee monitors the audit activities of the Company and its subsidiaries to assure that they have implemented proper internal accounting controls. The committee, which consists of four non-employee directors, met three times in 1997.

     The Executive Committee exercises certain powers of the Board of Directors between Board meetings. The committee, which consists of two non-employee directors and one officer-director of the Company, held no formal meetings in 1997, but took numerous actions by unanimous written consent.

     The Finance and Strategy Committee reviews the Company's annual budget, its short and long-term strategic plans and its plans for raising capital and increasing liquidity, and makes recommendations to the Board of Directors regarding implementation of those plans as the committee deems appropriate. The committee, which consists of two officer-directors and three non-employee directors, met once in 1997.

     The Human Resources Committee has the authority and power to act on behalf of the Board of Directors with respect to all matters relating to the employment of senior officers by the Company and its subsidiaries, including but not limited to approval of compensation, benefits, incentives and employment contracts and administers the 1994 Plan, the 1997 Plan, the Company's employee stock purchase and profit sharing plans and the Executive Bonus Program. The committee, which consists of four non-employee directors, met two times in 1997.

     The Company does not have a nominating committee.

     During 1997, each director of the Company attended all of the meetings of the Board and each standing committee of which he or she was a member.

COMPENSATION OF DIRECTORS

     Members of the Board of Directors who are not full-time employees of the Company are paid $20,000 per year, $2,000 (or $3,000 for the chairperson) for each Board and committee meeting physically attended, $1,000 for each Board meeting attended by telephone, and $500 for each committee meeting attended by telephone. Directors who conduct Company business in their capacities as directors on behalf of the Company at the request of the Board or the Chairman of the Board are paid (i) for telephone participation in Board and Committee meetings as if they were physically present, if their conducting Company business makes it reasonably impracticable for them to attend the meeting in person, and (ii) $3,000 per day spent outside the United States while conducting such Company business. An additional $2,000 was paid in 1997 to non-employee members of the Executive Committee to compensate them for substantial attention to substantive Company matters not addressed in a meeting of the Executive Committee. The Board authorized compensation for members of a special committee formed to review the Air Partners Transaction and related matters in the amount of $2,000 for each meeting attended personally or by telephone and a one-time fee of $25,000 for the chairman of the committee in recognition of the substantial demands placed on his time while serving as such chair. The committee, which was comprised of Messrs. Bentsen, McCorkindale, Parker (Chairman), Pogue and Yamarone, met twice in 1997. Stock options relating to 5,000 shares of Class B common stock are granted to non-employee directors following each annual meeting of stockholders and bear exercise prices equal to the fair market value of such stock on such date. A grant of options to purchase 5,000 shares of Class B common stock is also made to directors who are first elected to the Board other than at an annual meeting of stockholders. In addition, each non-employee director receives lifetime flight benefits, comprised of space-available personal and family flight passes, a travel card permitting positive space travel by the director, the director's family and certain other individuals (which is taxable to the director, subject to the payment of certain of such taxes by the Company during Board service), a frequent flyer card and an airport lounge card. During 1997, the value imputed by the Company to the use of such flight benefits by the Company's non-employee directors, including the payment of related taxes by the Company, ranged from approximately $1,000 to $8,000.

     Full-time employees of the Company who serve as directors receive reimbursement of expenses incurred in attending meetings, in addition to flight and other benefits provided in their employment agreements or shared generally by other employees of the Company.

EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the Company's current executive officers:

            NAME, AGE AND POSITION                  TERM OF OFFICE AND BUSINESS EXPERIENCE
            ----------------------                  --------------------------------------
GORDON M. BETHUNE, age 56.....................  Chairman of the Board and Chief Executive
  Chairman of the Board and                     Officer since September 1996. Director since
  Chief Executive Officer                       August 1994; President and Chief Executive
                                                Officer (November 1994-September 1996);
                                                President and Chief Operating Officer
                                                (February 1994-November 1994); various
                                                positions with The Boeing Company commencing
                                                in 1988, including Vice President and Gen-
                                                eral Manager of the Commercial Airplane Group
                                                Renton Division, Vice President and General
                                                Manager of the Customer Services Division and
                                                Vice President of Airline Logistics Support.
GREGORY D. BRENNEMAN, age 36..................  President and Chief Operating Officer since
  President, Chief Operating Officer            September 1996. Director since June 1995;
  and Director                                  Chief Operating Officer (May 1995-September
                                                1996); Consultant to the Company
                                                (February-April 1995); various positions,
                                                including Vice President, with Bain & Com-
                                                pany, Inc. (consulting firm) for more than
                                                five years; Director of Browning-Ferris
                                                Industries, Inc.
LAWRENCE W. KELLNER, age 39...................  Executive Vice President and Chief Financial
  Executive Vice President and                  Officer since November 1996. Senior Vice
  Chief Financial Officer                       President and Chief Financial Officer (June
                                                1995-November 1996); Executive Vice President
                                                and Chief Financial Officer of American
                                                Savings Bank, F.A. (November 1992-May 1995);
                                                Director of Belden & Blake Corporation.
C.D. McLEAN, age 56...........................  Executive Vice President -- Operations since
  Executive Vice President -- Operations        November 1996. Senior Vice
                                                President -- Operations (April 1994-November
                                                1996); Executive Vice Presi-
                                                dent -- Operations (January 1992-March 1994)
                                                of Leisure Air, Inc.
JEFFERY A. SMISEK, age 43.....................  Executive Vice President, General Counsel and
  Executive Vice President,                     Secretary since November 1996. Senior Vice
  General Counsel and Secretary                 President and Secretary (April 1995-November
                                                1996); General Counsel since March 1995;
                                                Partner, Vinson & Elkins L.L.P. (law firm)
                                                prior to March 1995 for more than five years;
                                                Director of Tuboscope Inc.

            NAME, AGE AND POSITION                  TERM OF OFFICE AND BUSINESS EXPERIENCE
            ----------------------                  --------------------------------------
MICHAEL H. CAMPBELL, age 49...................  Senior Vice President -- Human Resources and
  Senior Vice President -- Human                Labor Relations since January 1997. Partner,
  Resources and Labor Relations                 Ford & Harrison LLP (law firm) 1978 to
                                                December 1997.
MARK A. ERWIN, age 42.........................  Senior Vice President -- Airport Services
  Senior Vice President -- Airport Services     since April 1995. Vice President -- Newark Hub
                                                (1994-1995); Staff Vice President -- Airport
                                                Services Planning (1991-1994); Staff Vice
                                                President -- International Division
                                                (1990-1991).
J. DAVID GRIZZLE, age 43......................  Senior Vice President -- Corporate Development
  Senior Vice President -- Corporate            since November 1996. Vice
  Development                                   President -- Alliance Development (April
                                                1995-November 1996); Vice President -- Asia
                                                and Pacific Development (May 1993-April 1995);
                                                various positions with the Company prior to
                                                May 1993 for more than five years.
GEORGE L. MASON, age 51.......................  Senior Vice President -- Technical Operations
  Senior Vice President -- Technical            since November 1996. Vice
  Operations                                    President -- Technical Operations (March
                                                1994-November 1996); Vice Presi-
                                                dent -- Operations of Tramco Inc. (a division
                                                of BF Goodrich Aerospace) (February 1992-March
                                                1994).
JAMES B. REAM, age 42.........................  Senior Vice President -- Asia since March
  Senior Vice President -- Asia                 1998; President and Chief Operating Officer of
                                                Continental Micronesia, Inc. ("CMI") (October
                                                1996-present); Executive Vice President and
                                                Chief Operating Officer of CMI (June
                                                1996-October 1996); Vice President -- Finance
                                                of Continental Airlines, Inc. (December
                                                1994-June 1996); Managing
                                                Director -- Financial Planning of American
                                                Airlines, Inc. (1992-1994).
BONNIE S. REITZ, age 45.......................  Senior Vice President -- Sales and
  Senior Vice President -- Sales and            Distribution since November 1996. Vice
  Distribution                                  President -- Marketing and Sales (August
                                                1994-November 1996); Vice Presi-
                                                dent -- Marketing and Sales of System One
                                                Information Management, Inc. (1989-1994).
BARRY P. SIMON, age 55........................  Senior Vice President -- International since
  Senior Vice President -- International        November 1996. Senior Vice President -- Europe
                                                (June 1995-November 1996); Senior Vice Presi-
                                                dent -- Strategic Business Units (April 1995-
                                                June 1995); Senior Vice President -- Widebody
                                                Division (August 1994-April 1995); Senior Vice
                                                President and General Counsel (June
                                                1990-August 1994), except Senior Vice
                                                President, General Counsel and Director, GAF
                                                Corporation (January-March 1993).
KUNIAKI TSURUTA, age 62.......................  Senior Vice President -- Purchasing and
  Senior Vice President -- Purchasing and       Materials Services since November 1996. Vice
  Materials Services                            President -- Purchasing (April 1994-November
                                                1996); President and Chief Operating Officer
                                                of Piedmont Aerospace, Inc. (February
                                                1992-April 1994).

            NAME, AGE AND POSITION                  TERM OF OFFICE AND BUSINESS EXPERIENCE
            ----------------------                  --------------------------------------
JANET P. WEJMAN, age 40.......................  Senior Vice President and Chief Information
  Senior Vice President and Chief               Officer since November 1996. Vice President
  Information Officer                           and Chief Information Officer (February
                                                1996-November 1996); President, North Western
                                                Aviation, Inc. (flight school in Chicago,
                                                Illinois) (since August 1995); independent
                                                consultant (August 1995- February 1996);
                                                Assistant Vice President of System Technology
                                                and User Training, Chicago & North Western
                                                Railroad (August 1992-August 1995).

     There is no family relationship between any of the executive officers. All officers are appointed by the Board of Directors to serve until their resignation, death or removal.

COMPENSATION OF EXECUTIVE OFFICERS

     The following tables set forth (i) the aggregate amount of remuneration paid by the Company during 1997, 1996 and 1995 to the chief executive officer and the four other most highly compensated executive officers of the Company in 1997, (ii) the number of shares of Class B common stock subject to options granted to such individuals during 1997 and the Black-Scholes value thereof and
(iii) information regarding stock options exercised in 1997 and the value of the options held by such individuals at the end of 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                      COMPENSATION AWARDS
                                                      ANNUAL COMPENSATION           -----------------------
                                               ----------------------------------   RESTRICTED   SECURITIES    ALL OTHER
                                                                     OTHER ANNUAL     STOCK      UNDERLYING      ANNUAL
    NAME AND PRINCIPAL POSITION      YEAR(1)    SALARY     BONUS     COMPENSATION   AWARDS(2)     OPTIONS     COMPENSATION
    ---------------------------      -------   --------   --------   ------------   ----------   ----------   ------------
Gordon M. Bethune..................   1997     $755,750   $937,500     $  2,005(3)  $       0     150,000      $        0
  Chairman of the Board and           1996      604,755    882,292        1,052(3)          0     220,000       1,572,500(4)
  Chief Executive Officer             1995      561,012    550,000      278,638(5)          0      50,000(6)      522,978(7)

Gregory D. Brenneman...............   1997     $583,410   $718,749     $  9,011(3)  $       0      90,000      $        0
  President and Chief Operating       1996      535,500    787,502        5,957(3)          0     154,000         776,563(4)
  Officer                             1995      338,726    354,039       56,459(8)  1,200,000     550,000          79,016(9)

Lawrence W. Kellner................   1997     $427,172   $525,000     $  7,279(3)  $       0      60,000      $        0
  Executive Vice President            1996      390,172    569,128        7,106(3)          0      70,000               0
  and Chief Financial Officer         1995      193,369    438,500(10)   17,928(3)    862,500     150,000          32,718(9)

C.D. McLean........................   1997     $381,600   $468,752     $  3,511(3)  $       0      60,000      $        0
  Executive Vice President            1996      321,625    473,438        3,586(3)          0      70,000               0
  -- Operations                       1995      305,604    300,000          514(3)    115,000      50,000(11)           0

Jeffery A. Smisek..................   1997     $355,992   $437,500     $  9,561(3)  $       0      60,000      $        0
  Executive Vice President,           1996      316,415    465,625        4,766(3)          0      70,000               0
  General Counsel and Secretary       1995      205,166    213,911        3,869(3)    115,000     150,000               0

---------------

 (1) Messrs. Brenneman, Kellner and Smisek commenced employment with the Company in April 1995, June 1995 and March 1995, respectively.

 (2) Determined based on the closing price of the Class B common stock on the date the restricted shares were granted. At the end of 1997, the aggregate number of restricted shares held by Messrs. Bethune, Brenneman, Kellner, McLean and Smisek was zero, 37,500, 25,000, zero and zero, respectively, and the value of such shares was $0, $1,804,688, $1,203,125, $0 and $0, respectively, based on the December 31, 1997 closing price of the Class B common stock of $48.125. The shares held by Mr. Brenneman vested in 25% increments on October 27, 1995 and April 27, 1996 and 1997 and the remaining shares are scheduled to vest on April 27, 1998. The shares held by Mr. Kellner vested in 25% increments on December 6, 1995 and June 5, 1996 and 1997 and the remaining shares are scheduled to vest on June 5, 1998. The shares held by Messrs. McLean and Smisek vested in 50% increments on April 4, 1996 and

     1997. Although the Company has paid no dividends on its common stock, any dividends would be payable upon both vested and non-vested shares. All unvested restricted stock will vest upon the closing of the Air Partners Transaction. See "Recent Developments."

 (3) Represents a tax adjustment relating to (i) certain moving expenses paid by the Company and/or (ii) certain travel benefits provided by the Company.

 (4) Represents payments made to Messrs. Bethune and Brenneman in connection with the waiver of certain rights under their respective employment agreements.

 (5) Represents a tax adjustment relating to termination of certain supplemental retirement plan benefits ($277,159) and certain travel benefits provided by the Company ($1,479). See note 7 below.

 (6) Does not include an option to purchase 250,000 shares granted to Mr. Bethune in 1994 that was repriced in 1995 from $7.0625 per share to $5.50 per share (which exceeded the market value of the Class B common stock on the date of such adjustment) to comply with the terms of Mr. Bethune's agreements with the Company.

 (7) Represents payment in lieu of certain supplemental executive retirement plan benefits previously provided under Mr. Bethune's employment agreement.

 (8) Represents a tax adjustment relating to (i) certain moving expenses paid by the Company, (ii) reimbursement for other costs of Mr. Brenneman's relocation to Houston, Texas and (iii) certain travel benefits provided by the Company.

 (9) Represents certain moving expenses paid by the Company in connection with the named executives' relocation to Houston, Texas and, for Mr. Brenneman, other costs of Mr. Brenneman's relocation to Houston, Texas (see note 8).

(10) Includes $176,000 signing bonus.

(11) Does not include an option to purchase 100,000 shares granted to Mr. McLean in 1994 that was repriced in 1995 from $10.6875 to $8.00 per share.

                           OPTION GRANTS DURING 1997

                                             INDIVIDUAL GRANTS
                           ------------------------------------------------------
                           NUMBER OF      PERCENT OF
                           SECURITIES        TOTAL
                           UNDERLYING   OPTIONS GRANTED    EXERCISE                 GRANT DATE
                            OPTIONS     TO EMPLOYEES IN     PRICE      EXPIRATION    PRESENT
          NAME             GRANTED(1)     FISCAL YEAR     ($/ SHARE)      DATE       VALUE(2)
          ----             ----------   ---------------   ----------   ----------   ----------
Gordon M. Bethune........   150,000           7.8%         $28.625      2/28/02     $1,175,155
Gregory D. Brenneman.....    90,000           4.7           28.625      2/28/02        705,093
Lawrence W. Kellner......    60,000           3.1           28.625      2/28/02        470,062
C.D. McLean..............    60,000           3.1           28.625      2/28/02        470,062
Jeffery A. Smisek........    60,000           3.1           28.625      2/28/02        470,062

---------------

(1) The options vest in annual one-third increments commencing February 28, 1998. All such options will vest upon the closing of the Air Partners Transaction. See "Recent Developments."

(2) Estimated using the Black-Scholes option pricing model. Such model requires the input of highly subjective assumptions, including expected stock price volatility. The model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable, unlike the Company's employee stock options. These differences, and changes in the subjective input assumptions, can materially affect the estimated values shown. Consequently, such model does not necessarily provide a reliable estimate of the options' value. The estimated values shown are based on the following input assumptions: risk-free interest rate of 6.1%; dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of 34%; and a weighted average expected life of the options of 2.5 years.

         AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

                                                                                        VALUE OF UNEXERCISED
                                                          NUMBER OF SECURITIES              IN-THE-MONEY
                                                         UNDERLYING UNEXERCISED              OPTIONS AT
                              SHARES                   OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END(1)
                             ACQUIRED       VALUE      ---------------------------   ---------------------------
           NAME             ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   ----------   -----------   -------------   -----------   -------------
Gordon M. Bethune.........    137,500     $3,479,688     73,334         434,166      $1,686,471     $12,072,123
Gregory D. Brenneman......    137,500      3,222,656     51,334         330,166       1,147,096       9,566,342
Lawrence W. Kellner.......     37,500      1,012,500     23,334         144,166         541,681       3,734,569
C.D. McLean...............     37,500        900,000     23,334         144,166         541,681       3,758,006
Jeffery A. Smisek.........     37,500        979,375     23,334         144,166         541,681       3,842,381

---------------

(1) Determined based on the closing price of the Class B common stock on December 31, 1997 of $48.125.

EMPLOYMENT AGREEMENTS

     Continental has entered into an employment agreement with Mr. Bethune relating to his service as an officer of the Company. The agreement provides for an annual base salary of not less than $750,000, participation in any Company cash bonus program at the maximum level available to any executive, a supplemental executive retirement plan, flight benefits and certain other matters. Pursuant to the supplemental executive retirement plan, Mr. Bethune receives a base retirement benefit in the form of an annual straight life annuity in an amount equal to the product of (1) 1.6% times (2) the number of his credited years of service (with the executive receiving an additional three years of credited service if he receives a severance payment under his employment agreement) times (3) his final average compensation. Amounts payable under the Company's Retirement Plan are offset against such retirement benefit. The agreement may be terminated at any time by either party, with or without cause. The agreement is in effect until June 6, 1999 and is automatically extended for an additional three-year period on each successive third anniversary of such date, unless earlier terminated. If Mr. Bethune's employment is terminated (A) because the Company elects to permit his employment agreement to expire, (B) by the Company for reasons other than death, incapacity, cause or material breach of the agreement, or (C) by Mr. Bethune due to certain specified reasons, including a material diminution in responsibility, or for any reason following a Change in Control (as defined in the 1994 Plan) then the Company shall (i) cause all options and shares of restricted stock awarded to Mr. Bethune to vest immediately upon such termination, (ii) make a lump-sum cash severance payment to Mr. Bethune (calculated as described below), (iii) provide Mr. Bethune with out-placement services and (iv) provide Mr. Bethune and his eligible dependents with certain insurance benefits. In addition, following termination of his employment by the Company for any reason, or if Mr. Bethune elects to terminate his employment for any reason, benefits under the supplemental executive retirement plan will continue to be payable, and Mr. Bethune will be provided flight benefits substantially identical to those currently provided to non-employee directors. The severance payment referred to above is equal to three times the sum of (a) Mr. Bethune's then current annual base salary (of not less than $750,000) and (b) a deemed annual bonus equal to the Bonus Percentage (defined below) of such salary. The "Bonus Percentage" is equal to the annual percentage of base salary (i.e., 0% to 125%) paid or payable under the Company's Executive Bonus Program with respect to the most recently ended fiscal year prior to the executive's termination of employment. Additionally, the Company is required to maintain life insurance on his behalf in an amount equal to the severance payment described above. Mr. Bethune is indemnified by the Company for his tax obligations with respect to payments under the agreement or otherwise to the extent that such payments are subject to an excise or other special additional tax that would not have been imposed absent such payments. See also "Recent Developments" and "Certain Transactions."

     Continental has entered into an employment agreement with Mr. Brenneman relating to his service as an officer of the Company. The agreement provides for an annual base salary of not less than $575,000, participation in any Company cash bonus program at the maximum level available to any executive, flight benefits and certain other matters. The agreement may be terminated at any time by either party, with or without cause. The agreement is in effect until June 6, 1999 and is automatically extended for an additional three-year period on each successive third anniversary of such date. If Mr. Brenneman's employment is terminated (A) because the Company elects to permit his employment agreement to expire, (B) by the Company for reasons other than death, incapacity, cause or material breach of the agreement, or (C) by Mr. Brenneman due to certain specified reasons, including a material diminution in responsibility, or for any reason following a Change in Control (as defined in the 1994 Plan) then the Company shall (i) cause all options and shares of restricted stock awarded to Mr. Brenneman to vest immediately upon such termination, (ii) make a lump-sum cash severance payment to Mr. Brenneman (calculated as described below), (iii) provide Mr. Brenneman with out-placement services and (iv) provide Mr. Brenneman and his eligible dependents with certain insurance benefits. In addition, following termination of his employment by the Company for any reason, or if Mr. Brenneman elects to terminate his employment for any reason, he will be provided with flight benefits substantially identical to those currently provided to non-employee directors. The severance payment is equal to three times the sum of (a) Mr. Brenneman's then current annual base salary (of not less than $575,000) and (b) a deemed annual bonus equal to the Bonus Percentage of such salary. Additionally, the Company is required to maintain life insurance on his behalf in an amount equal to the severance payment described above. Mr. Brenneman is indemnified by the Company for his tax obligations with respect to payments under the agreement or otherwise to the extent that such payments are subject to an excise or other special additional tax that would not have been imposed absent such payments. See also "Recent Developments" and "Certain Transactions."

     Continental has entered into an employment agreement with each of Messrs. Kellner, McLean and Smisek, which agreements contain substantially identical terms and provide for an annual base salary of not less than $420,000, $375,000 and $350,000, respectively, participation in any Company cash bonus program at the maximum level available to any executive, flight benefits and certain other matters. Each of the agreements may be terminated at any time by either party, with or without cause. Each agreement is for a four-year term of employment ending in June 1999. If the applicable executive's employment is terminated (A) by the Company for reasons other than death, incapacity, cause or material breach of the agreement, or (B) by the executive for certain specified reasons, including a material diminution in responsibility, then the Company shall (i) make a lump-sum cash severance payment to the executive (calculated as described below), (ii) provide the executive with out-placement services and (iii) provide the executive and his eligible dependents with certain insurance benefits. In addition, following any such termination (or expiration of the agreement), or if the executive elects to terminate his employment for any reason, each agreement provides the executive with flight benefits substantially identical to those currently provided to non-employee directors. The severance payment referenced above is equal to the product of (A) the sum of (1) the executive's then current annual base salary and (2) a deemed annual bonus equal to the Bonus Percentage of such salary, multiplied by (B) a fraction, the numerator of which is the number of months in the severance period (described below) and the denominator of which is 12. If the executive's employment is terminated within two years after a Change in Control (as defined in the 1994 Plan) the severance period means the period commencing on the date of termination and continuing for 36 months. If the executive's employment is terminated prior to a Change in Control or after the date which is two years after a Change in Control, the severance period means the period commencing on the date of termination and continuing for 24 months. Each of the executives is indemnified by the Company for his tax obligations with respect to payments under his agreement or otherwise to the extent that such payments are subject to an excise or other special additional tax that would not have been imposed absent such payments. See also "Recent Developments" and "Certain Transactions."

RETIREMENT PLAN

     The Continental Airlines, Inc. Retirement Plan (the "Retirement Plan"), adopted in 1988, is a noncontributory, defined benefit pension plan. Substantially all employees of Continental and certain designated affiliates are eligible to participate in the Retirement Plan. The following table represents the estimated annual benefits payable in the form of a single life annuity to participants in specified service and compensation categories under the Retirement Plan. Under the Retirement Plan, final average compensation means the average of the participant's highest five consecutive years of compensation during the last ten calendar years with Continental and its affiliates. Final average compensation includes regular pay and shift differential, but excludes bonuses, overtime, severance pay, incentive and other special forms of pay. Regulations under the Internal Revenue Code of 1986, as amended (the "Code"), limit the compensation covered by the Retirement Plan to $160,000 in 1997 and 1998. This limit is indexed and is increased from time to time in accordance with IRS regulations. The table reflects benefit amounts calculated using the compensation limit and average social security wage base in effect for participants who reach age 65 in 1998.

                               PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                              ---------------------------------------------------------
 FINAL AVERAGE COMPENSATION      5        10        15        20        25        30
 --------------------------   -------   -------   -------   -------   -------   -------
$100,000....................  $ 7,541   $15,081   $22,622   $30,163   $37,703   $45,244
$125,000....................    9,591    19,181    28,772    38,363    47,953    57,544
$150,000....................   11,641    23,281    34,922    46,563    58,203    69,844
$160,000....................   12,461    24,921    37,382    49,843    62,303    74,764

     The estimated credited years of service for Messrs. Bethune, Brenneman, Kellner, McLean and Smisek are four years, three years, three years, four years and three years, respectively. In addition, Mr. Bethune's employment agreement provides for certain supplemental retirement benefits, which benefits will be offset by amounts received under the Retirement Plan. Under the Retirement Plan, a retired participant's annual benefit commencing at or after the normal retirement age of 65 is equal to 1.19% of the participant's final average compensation plus 0.45% of the participant's final average compensation in excess of the average Social Security wage base, multiplied by the participant's years of participation up to a maximum of 30 years.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Class B common stock (the more widely traded of the Company's common stocks) with the cumulative total returns (assuming reinvestment of dividends) on the Standard & Poor's Airline Index and the Standard & Poor's 500 Stock Index as if $100 were invested in the Class B common stock and each such index on July 14, 1993, the date on which the Company's common stock began trading on the New York Stock Exchange on a "when-issued" basis.

               Measurement Period                   Continental       S&P Airline         S&P 500
             (Fiscal Year Covered)                    Airlines           Index             Index
7/14/93                                                        100               100               100
12/31/93                                                     79.61            108.56            104.97
12/30/94                                                     35.92             75.75            106.35
12/29/95                                                    168.93            110.63            146.32
12/31/96                                                    219.42            121.28            179.92
12/31/97                                                    373.79            204.11            239.39

                            7/14/93          12/31/93         12/30/94         12/29/95         12/31/96         12/31/97
                            -------          --------         --------         --------         --------         --------
Continental Airlines...       $100           $ 79.61          $ 35.92          $168.93          $219.42          $373.79
S&P Airline Index......       $100           $108.56          $ 75.75          $110.63          $121.28          $204.11
S&P 500 Index..........       $100           $104.97          $106.35          $146.32          $179.92          $239.39

EXECUTIVE COMPENSATION REPORT OF THE HUMAN RESOURCES COMMITTEE

To the Stockholders of Continental Airlines, Inc.:

     This report to the stockholders is submitted by the Human Resources Committee of the Board of Directors of Continental Airlines, Inc. (the "Committee").

  General Compensation Strategy

     In its previous reports to stockholders, the Committee explained the process it used to develop its compensation strategy and the nature of that strategy. In 1997, the Committee continued its compensation strategy, which is to:

     - Develop an appropriate linkage between compensation levels and the creation of stockholder value

     - Provide that the total compensation program will be able to attract, motivate and retain employees of outstanding talent

     - Achieve competitiveness of total compensation

     - Focus on variable pay to provide incentive to improve performance

     In considering appropriate executive compensation levels for 1997, the Committee applied these factors to available marketplace compensation data for U.S. airlines of comparable size, including industry peer airlines shown in the performance graph. The elements of compensation included in the competitive analysis were base salaries, annual incentives and long-term incentives.

     Having generally enhanced executive base salaries to further the competitiveness of total compensation in 1996, the Committee did not raise executive salaries across the board in 1997. The salaries of certain officers who were promoted at the end of 1996 were adjusted to reflect their advancement. The salaries of Messrs. Brenneman and Kellner were also modestly increased, but the Committee left the primary emphasis for executive officer compensation on incentive pay. The Company continued to raise the salaries and wages of non-executive employees to be more competitive with industry standards, and in September 1997 the Company announced its intention to bring all employees to industry standard wages over a three-year period. Nearly all employees other than officers of the Company are incentivized through the Company's profit sharing plan and on-time arrival bonus structure, and all employees are able to participate in the Company's success through participation in the employee stock purchase plan approved by stockholders at the 1997 annual meeting. Executives' incentives are linked to the Company's performance through the quarterly Executive Bonus Program and through the award of stock options. No shares of restricted stock were awarded in 1997.

     In conducting the programs applicable to executives, the Committee considered the effects of Section 162(m) of the Code, which denies publicly held companies a tax deduction for annual compensation in excess of one million dollars paid to their chief executive officer or any of their four other most highly compensated executive officers who are employed on the last day of a given year, unless their compensation is based on performance criteria that are established by a committee of outside directors and approved, as to their material terms, by such company's stockholders. Stock options under the 1997 Stock Incentive Plan, and incentive compensation received under the Company's Executive Bonus Program, are designed to qualify as performance-based compensation under Section 162(m), and the Committee believes that these items should be excluded from the limitation on deductibility. However, other awards, such as restricted stock grants that have been made in previous years, do not so qualify and are subject to the limitation on deductibility. Although certain amounts recorded as compensation by the Company to certain of the most highly compensated officers of the Company with respect to 1997 were limited by Section 162(m), such limitation did not result in the payment of increased taxes by the Company in 1997 due to the Company's significant net operating loss carryforwards.

     Base Salaries. As noted above, the Company raised certain executive salaries in 1997 in connection with enhanced responsibilities and to further align the salaries of certain executives with their peers in the industry. As discussed below, this includes the salary of Mr. Bethune. In addition to their retention elements, base salary levels are also dependent on the performance of each individual employee over time. Thus, employees who sustain higher levels of performance over time will have correspondingly higher salaries. Salary adjustments are based on general levels of market increases in salaries, individual performance, overall financial results and changes in job duties and responsibilities. All base salary increases are based on a philosophy of pay-for-performance.

     Incentive Compensation. The Committee believes that appropriate base salaries must be coupled with incentive compensation that not only attracts and retains qualified employees, but rewards them for increased performance. Compensation linked to the performance of the Company's common stock is one of the best incentives to align employees' interests with those of stockholders and to enhance performance. The Company maintains an employee stock purchase plan open to all employees of the Company and a stock incentive plan, each of which is designed to encourage employees, including the Company's executive officers and key employees, to identify their interests with those of stockholders and enhance the Company's performance. In addition, the Company maintains a profit sharing plan, under which 15% of the Company's pre-tax earnings (before unusual or nonrecurring items) is distributed to substantially all non-management employees of the Company (other than employees whose collective bargaining agreement provides otherwise or who participate in profit sharing arrangements required by local law) each year on a pro rata basis according to base salary. Based on 1997 earnings, the Company distributed approximately $105 million in profit sharing payments to its employees in February 1998. Finally, the Company maintains a management bonus program and a non-management on-time performance bonus to focus employees on common goals and to encourage them to work together to achieve profitability. The Committee believes that these incentives play a significant part in the Company's continuing improvement and success.

  1997 Executive Compensation

     Base Salaries. As described above, based in part on the Company's continued operational and financial performance in 1996 and on the salaries of their peers in the industry, two of the executive officers named above in the Summary Compensation Table received modest salary increases in 1997. As described below, Mr. Bethune also received a base salary increase. As discussed above, certain other executive officers also received salary increases in 1997 in accordance with the criteria set forth above under "Base Salaries."

     Stock Incentives. Consistent with its compensation strategy, the Company awarded stock options to executive officers and key employees during 1997. Options granted to the five most highly compensated officers, as well as stock option exercises by those individuals, are described in the Summary Compensation and other tables included above. Options granted during 1997 bear five-year terms and vest ratably over three years. The Company made no restricted stock grants in 1997.

     Other Plans. The Company's Executive Bonus Program makes the Company's executive officers and certain additional officers nominated by the Chief Executive Officer and approved by the Committee eligible to receive on a fiscal quarterly basis a cash bonus of up to 125% of their salary for such quarter based on the Company's cumulative net income earned through such quarter as compared to the cumulative net income targeted through such quarter in the Company's annual financial plan approved by the Board. The stockholders approved the plan to ensure that amounts received thereunder by the Chief Executive Officer and the other four most highly compensated executive officers would be eligible for deduction by the Company under Section 162(m) of the Code. The Company maintained a separate annual bonus program for other officers and management employees throughout 1997.

  1997 CEO Compensation

     In early 1997, the Committee increased Mr. Bethune's salary from $600,000 to $750,000 in light of (i) Mr. Bethune's performance in leading the Company's turnaround, (ii) the salaries of Mr. Bethune's peers in the industry and (iii) the record financial and operating results achieved by the Company in both 1995 and 1996. The Committee believes the increase was appropriate under the base salary criteria detailed above and recognizes Mr. Bethune's value to the Company. The Committee does not anticipate such significant salary increases for Mr. Bethune in the future. In addition, in February 1997, the Committee awarded Mr. Bethune a stock option to purchase 150,000 shares of Class B common stock.

                                            Respectfully submitted,

                                            Human Resources Committee
                                            Thomas J. Barrack, Jr., Chairman
                                            Douglas McCorkindale
                                            George G. C. Parker
                                            Charles A. Yamarone

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's executive compensation programs are administered by the Human Resources Committee of the Board of Directors. The committee is currently composed of four independent, non-employee directors, and no member of the committee has been an officer or employee of the Company or any of its subsidiaries.

CERTAIN TRANSACTIONS

     Until its divestment of the Company's shares in January 1997, Air Canada owned in excess of five percent of the Company's Class B common stock. In connection with Air Canada's investment in the Company, Air Canada, Air Partners and the Company agreed to identify and pursue opportunities to achieve cost savings, revenue enhancement or other synergies from areas of joint operation between the Company and Air Canada. The Company and Air Canada entered into a series of synergy agreements, primarily in the areas of aircraft maintenance and commercial and marketing alliances (including agreements regarding coordination of connecting flights). The Company believes that the synergy agreements allocate potential benefits to the Company and Air Canada in a manner that is equitable and commercially reasonable, and contain terms at least as favorable to the Company as could be obtained from unrelated parties. As a result of these agreements, during 1997 Continental paid Air Canada $30 million, and Air Canada paid Continental $16 million, primarily relating to aircraft maintenance.

     In April 1997, Continental redeemed for cash all of the 460,247 outstanding shares of its Series A 12% Cumulative Preferred Stock held by an affiliate of Air Canada for $100 per share plus accrued dividends thereon. The redemption price, including accrued dividends, totaled $48 million.

     On June 2, 1997, the Company purchased for $94 million from Air Partners warrants to purchase 3,842,542 shares of Class B common stock (representing a portion of the total warrants held by Air Partners). The purchase price represented the intrinsic value of the warrants (the difference between the closing market price of the Class B common stock on May 28, 1997 ($34.25) and the applicable exercise price). The Company anticipates that Air Partners will exercise warrants to purchase 3,039,468 shares of Class A common stock (representing the remaining warrants held by Air Partners) on or before April 27, 1998 (the expiration date of such warrants). The aggregate exercise price of such warrants is approximately $28.4 million.

     In July 1997, the Company purchased the rights of United Micronesia Development Association, Inc. ("UMDA"), a corporation controlled by the estate of Larry Hillblom, to receive future payments under a services agreement between UMDA and Continental's then 91% indirectly owned subsidiary, Continental Micronesia, Inc. ("CMI") (pursuant to which CMI was to pay UMDA approximately 1% of the gross revenues of CMI, as defined, through January 1, 2012,) and UMDA's 9% interest in the parent of CMI, Air

Micronesia, Inc. ("AMI"), terminated the Company's obligations to UMDA under a settlement agreement entered into in 1987, and terminated substantially all of the other contractual arrangements between the Company, AMI and CMI, on the one hand, and UMDA on the other hand, for an aggregate consideration of $73 million. CMI paid UMDA $1.5 million for the year ended December 31, 1997 under the terms of the services agreement.

     The Company and America West Airlines, Inc. ("America West"), in which Mr. Bonderman holds a significant interest, entered into a series of agreements during 1994 related to code-sharing and ground handling that have created substantial benefits for both airlines. The services provided are considered normal to the daily operations of both airlines. As a result of these agreements, Continental paid America West $16 million and America West paid Continental $23 million in 1997.

     The Company's Senior Vice President -- Human Resources and Labor Relations, Michael H. Campbell, was a partner with the law firm of Ford & Harrison LLP through December 1997. During 1997, the Company paid Ford & Harrison LLP legal fees of $37,500 per month and provided no cash compensation to Mr. Campbell until November 1997.

     Karen Hastie Williams is a partner of Crowell & Moring, a law firm that has provided services to the Company and its subsidiaries for many years. The Company's fee arrangement with Crowell & Moring is negotiated on the same basis as the Company's arrangements with its other outside legal counsel and is subject to the same terms and conditions. The fees paid by the Company to Crowell & Moring are comparable to those it pays to other law firms for similar services.

     Each of Messrs. Bethune, Brenneman, Kellner, McLean and Smisek has entered into a Stay Bonus Agreement with the Company, pursuant to which the Company has agreed to pay a stay bonus of $6,660,000 in the case of Mr. Bethune, $4,500,000 in the case of Mr. Brenneman, and $2,250,000 in the case of each of Messrs. Kellner, McLean and Smisek, payable in equal monthly installments over the fifteen-month period following the closing of the Air Partners Transaction; provided that the applicable executive remains in the employ of the Company during the month in which the payment is made or, if the executive's employment is terminated by the Company, such termination is not for cause. In addition, the Company has agreed to make charitable contributions in the executive's name, including to the We Care Trust (the employee assistance charitable fund of Continental), in the amount of $340,000 in the case of Mr. Bethune, $1,000,000 in the case of Mr. Brenneman, and $250,000 in the case of each of Messrs. Kellner, McLean and Smisek, in equal monthly installments over the same period and subject to the same provisos. The Company's Human Resources Committee has been considering amendments to the Company's employment agreements with certain of its senior executives in light of the anticipated Air Partners Transaction, and anticipates taking action with respect to appropriate amendments later in 1998.

     The Company has also entered into stay bonus agreements with certain of its other officers calling for payment of up to an aggregate of $9.5 million over a fifteen-month period following the closing of the Air Partners Transaction and has implemented a severance program with respect to certain officers and other managers who participate in the Company's stock option program but who do not have employment agreements with the Company as of the date of a Change in Control (within the meaning of the new Change in Control provision contained in the Company's proposed 1998 Stock Incentive Plan, but excluding the change in control to be caused by the Air Partners Transaction) of the Company ("Participating Managers"), which are effective as of the closing of the Air Partners Transaction. Pursuant to such severance program, if there is a Change in Control of the Company (within the meaning of the new Change in Control provision contained in the Company's proposed 1998 Stock Incentive Plan) and the chief executive officer of the Company prior to the Change in Control is not the chief executive officer of the Company, the other entity involved in the Change in Control transaction and certain affiliates for at least six months following the Change in Control, and within two years after the Change in Control the Participating Manager's employment by the Company and its subsidiaries is terminated by the Company other than for Cause (as defined in the program), Disability (as defined in the program) or death, the Participating Manager will receive a severance payment in an amount equal to $20 million times a fraction, the numerator of which is such Participating Manager's annual base salary as in effect on the date of the Change in Control, and the denominator of which is the aggregate base salaries, as in effect on such date, of all Participating Managers. At March 27, 1998, approximately 475 employees would be eligible to participate in the severance program.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

     It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies for the election of each nominee for director listed below. Pursuant to the Company's Bylaws, directors will be elected by a plurality of the votes duly cast at the Meeting. If elected, such nominee will hold office until the next annual meeting of stockholders and until his or her respective successor has been duly elected and has qualified. Management does not contemplate that any of the nominees will become unavailable to serve for any reason, but if that should occur before the Meeting, proxies will be voted for another nominee or nominees to be selected by the Board of Directors.

     Air Partners has the limited right, in certain circumstances, to convert its Class A common stock into Class D common stock. No person may hold or own Class D common stock other than Air Partners and certain of its affiliates. The Class D common stock, if issued, would permit Air Partners to elect one-third of the directors to the Company's Board. To date, no shares of Class D common stock have been issued. In the Air Partners Transaction, affiliates of Northwest will acquire Air Partners and will be able to exercise Air Partners' rights under this provision.

     Continental's Board of Directors currently consists of thirteen persons. Pursuant to the governance agreement described above in "Recent Developments," the Company and the Northwest Parties agreed to take all actions necessary following the closing of the Air Partners Transaction to cause Independent Directors (as therein defined) to constitute at least a majority of the Board of Directors. Ms. Williams and Messrs. Bentsen, Foley, McCorkindale, Parker, Pogue, Sturm and Yamarone are "Independent Directors" as defined by the governance agreement. Pursuant to the governance agreement, the Company has also agreed to cause a designee of an affiliate of Northwest reasonably acceptable to the Company's Board of Directors to be appointed to the Company's Board of Directors immediately after the closing of the Air Partners Transaction. At the date hereof, no such person has been designated by the Northwest affiliate. Such designee shall not be an officer or employee of Northwest or the Company or any of their respective affiliates, or any person who has served in any such capacity within the prior three years. Should the Air Partners Transaction close prior to the date of the Meeting, the Company anticipates that its Board of Directors will expand the size of the Board from thirteen to fourteen members and elect such designee to the newly created position for a term expiring at the Meeting, and that its Board of Directors will also elect such designee to the vacant position immediately following the Meeting.

     There is no family relationship between any of the nominees for director or between any nominee and any executive officer.

     The following table shows, with respect to each nominee, (i) such person's name and age, (ii) the period for which such person has served as a director of the Company, (iii) all positions and offices with the Company currently held by the nominee and his or her principal occupation and business experience during the last five years, (iv) other directorships held by the nominee and (v) the standing committees of the Board of Directors of which he or she is a member. Each of the nominees is currently a director of the Company.

            NAME, AGE, POSITION
         AND COMMITTEE MEMBERSHIPS                 TERM OF OFFICE AND BUSINESS EXPERIENCE
         -------------------------                 --------------------------------------
THOMAS J. BARRACK, JR., age 50.............      Director since August 1994. Chief Executive
  (Human Resources Committee)                    Officer of Colony Capital, Inc. and Colony
                                                 Advisors, Inc. (real estate investments)
                                                 since 1991; Officer of Keystone, Inc. (a
                                                 private investment firm) (1987-1991);
                                                 Director of Virgin/MGM Cinemas (U.K.).

            NAME, AGE, POSITION
         AND COMMITTEE MEMBERSHIPS                 TERM OF OFFICE AND BUSINESS EXPERIENCE
         -------------------------                 --------------------------------------
LLOYD M. BENTSEN, JR., age 77..............      Director since September 1996. Shareholder
  (Audit Committee)                              of Verner, Liipfert, Bernhard, McPherson
                                                 and Hand (law firm) since 1995; United
                                                 States Secretary of the Treasury
                                                 (1993-1995); Member of the United States
                                                 Senate (1971-1993); Chairman of the Board
                                                 of Directors of New Holland N.V.; Director
                                                 of: American International Group, Inc.;
                                                 FEMSA; IVAX Corp.; PanEnergy Corp.
GORDON M. BETHUNE, age 56..................      Director since August 1994. Chairman of the
  Chairman of the Board and Chief Executive      Board and Chief Executive Officer since
  Officer (Executive Committee, Finance and      September 1996. President and Chief
  Strategy Committee)                            Executive Officer (November 1994-September
                                                 1996); President and Chief Operating
                                                 Officer (February 1994-November 1994);
                                                 various positions with The Boeing Company
                                                 commencing in 1988, including Vice
                                                 President and General Manager of the
                                                 Commercial Airplane Group Renton Division,
                                                 Vice President and General Manager of the
                                                 Customer Services Division and Vice
                                                 President of Airline Logistics Support.
DAVID BONDERMAN, age 55....................      Director since April 1993. Chairman of the
  (Executive Committee, Finance and              Board (May 1993-September 1996); Managing
  Strategy Committee)                            Partner of Texas Pacific Group since 1992;
                                                 Director of: Bell & Howell Holdings
                                                 Company; Beringer Wine Estates; Denbury
                                                 Resources, Inc.; Washington Mutual, Inc.
GREGORY D. BRENNEMAN, age 36...............      Director since June 1995. President and
  President and Chief Operating Officer          Chief Operating Officer since September
  (Finance and Strategy Committee)               1996. Chief Operating Officer (May
                                                 1995-September 1996); Consultant to the
                                                 Company (February-April 1995); various
                                                 positions, including Vice President, with
                                                 Bain & Company, Inc. (consulting firm) for
                                                 more than five years; Director of Brown-
                                                 ing-Ferris Industries, Inc.
PATRICK FOLEY, age 66......................      Director since April 1993. Chairman of the
  (Audit Committee)                              Board, President and Chief Executive
                                                 Officer of DHL Airways, Inc. since 1988;
                                                 Director of: Foundation Health Systems,
                                                 Inc.; Glenborough Realty Trust, Inc.;
                                                 Flextronics International Ltd.; Del Monte
                                                 Foods Company.
DOUGLAS McCORKINDALE, age 58...............      Director since April 1993. Vice Chairman
  (Human Resources Committee)                    and President of Gannett Co., Inc. (a
                                                 nationwide diversified communications
                                                 company) since September 1997; Vice
                                                 Chairman and Chief Financial and
                                                 Administrative Officer of Gannett Co., Inc.
                                                 (1984 - 1997); Director of: a group of
                                                 Prudential Mutual Funds; Frontier
                                                 Corporation.

            NAME, AGE, POSITION
         AND COMMITTEE MEMBERSHIPS                 TERM OF OFFICE AND BUSINESS EXPERIENCE
         -------------------------                 --------------------------------------
GEORGE G. C. PARKER, age 59................      Director since June 1996. Associate Dean
  (Finance and Strategy Committee, Human         for Academic Affairs and Director of MBA
  Resources Committee)                           Program since 1993; Dean Witter Professor
                                                 of Finance and Management (since 1996) and
                                                 Professor of Management (1973-1996) at the
                                                 Graduate School of Business, Stanford
                                                 University; Director of: California
                                                 Casualty Group of Insurance Companies; Bai-
                                                 lard, Biehl, and Kaiser, Inc.; RCM/Dresdner
                                                 Global Mutual Funds; H. Warshow & Sons,
                                                 Inc.; Community First Banking Group.
RICHARD W. POGUE, age 69...................      Director since April 1993. Senior Advisor
  (Executive Committee)                          of Dix & Eaton (a public relations firm)
                                                 since 1994; Senior Partner (1993-1994) and
                                                 Managing Partner (1984-1992) of Jones, Day,
                                                 Reavis & Pogue (law firm); Director of:
                                                 Derlan Industries, Ltd.; M.A. Hanna Co.;
                                                 KeyCorp; LAI Associates, Inc.; OHM
                                                 Corporation; Rotek Incorporated; TRW Inc.
WILLIAM S. PRICE III, age 41...............      Director since April 1993. Managing Partner
  (Finance and Strategy Committee)               of Texas Pacific Group since 1992; Vice
                                                 President -- Strategic Planning and
                                                 Business Development of GE Capital
                                                 Corporation (1991-1992); Vice President of
                                                 Bain & Company, Inc. (consulting firm)
                                                 (1985-1991); Chairman of the Executive
                                                 Committee of the Board of Directors of:
                                                 Favorite Brands, Inc.; Director of Belden &
                                                 Blake Corporation; Beringer Wine Estates;
                                                 Del Monte Foods Company; Denbury Resources,
                                                 Inc.; VSP, Holdings, Inc.; Zilog, Inc.
DONALD L. STURM, age 66....................      Director since April 1993. Chairman of the
  (Audit Committee)                              Board and Chief Executive Officer of:
                                                 Community First Bankshares, Inc. (which
                                                 owns four banks in Colorado) since 1993;
                                                 Community First Bancorp, Inc. (which owns
                                                 four banks in Wyoming) since 1993; Premier
                                                 Bancorp, Inc. (which owns one bank in
                                                 Kansas) since 1996; FirstWorld
                                                 Communications, Inc. (local telephone
                                                 exchange carrier) since January 1998;
                                                 Continental Can Company, Inc., and various
                                                 subsidiaries and affiliated corporations
                                                 (1984-1991); various positions culminating
                                                 in Vice Chairman of Peter Kiewit Sons, Inc.
                                                 (1963-1991).
KAREN HASTIE WILLIAMS, age 53..............      Director since April 1993. Partner of
  (Audit Committee)                              Crowell & Moring (law firm) since 1982;
                                                 Director of: Federal National Mortgage
                                                 Association; Crestar Financial Corporation;
                                                 Gannett Co., Inc.; SunAmerica, Inc.;
                                                 Washington Gas Light Company.
CHARLES A. YAMARONE, age 39................      Director since January 1995. Executive Vice
  (Human Resources Committee)                    President of Libra Investments, Inc.
                                                 ("Libra") since January 1997; Executive
                                                 Vice President and Research Director of
                                                 Libra (July 1994-January 1997); Senior Vice
                                                 President and General Counsel of Libra
                                                 (1991-1994); Director of El Paso Electric
                                                 Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY.

                                  PROPOSAL 2:

                                APPROVAL OF THE
                           1998 STOCK INCENTIVE PLAN

GENERAL

     The Human Resources Committee recognized that options representing the substantial majority of the value of all outstanding options of the Company would vest by the end of April 1998, irrespective of and unrelated to whether the Air Partners Transaction closed, due to the vesting of lower exercise price options, which were issued principally in April 1995 and February 1996, and the significant increase in value of the Company's Class B common stock since those dates. For example, over 71% of the value of Mr. Bethune's options and over 76% of the value of Mr. Brenneman's options (measured by the difference between the market value of the Company's Class B common stock, assumed to be $57 per share for purposes of this calculation, and the exercise price of the relevant options) vest by the end of April 1998, and over 62% of the value of all the Company's officers' options (measured on the same basis) vests by the end of April 1998.

     The Human Resources Committee also recognized that the Company's existing stock option plans did not contain sufficient authorized shares to provide appropriate incentives for the Company's managers, and that the Change in Control features of the Company's existing plans would need to be modified with respect to future grants to take into account the Air Partners Transaction. As a result, the Human Resources Committee recommended to the Board that it adopt a new 1998 Stock Incentive Plan containing sufficient shares to appropriately incentivize the Company's managers and containing a new Change in Control definition, and also amend the Company's existing stock option plans to conform them to the new 1998 Stock Incentive Plan with respect to options granted after the closing of the Air Partners Transaction. On April 14, 1998, the Board of Directors adopted the Continental Airlines, Inc. 1998 Stock Incentive Plan (the "Incentive Plan" or the "1998 Plan"), subject to approval by the stockholders of the Company at the Meeting, and so amended the Company's existing stock option plans.

     The purpose of the Incentive Plan is to enable the Company and its subsidiaries to attract and retain capable persons to serve as directors and employees and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its subsidiaries rest, and whose present and potential contributions to the welfare of the Company and its subsidiaries are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its subsidiaries. A further purpose of the Incentive Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its subsidiaries.

SUMMARY OF INCENTIVE PLAN

     The following general description of certain features of the Incentive Plan is qualified in its entirety by reference to the Incentive Plan, which is attached as Appendix A. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Incentive Plan.

     The Incentive Plan provides that the Company may grant the option to purchase shares of Class B common stock or shares of Restricted Stock to certain employees or directors. The terms applicable to these various types of Awards, including those terms that may be established by the Administrator when making or administering particular Awards, are set forth in detail in the Incentive Plan. The Administrator may make Awards under the Incentive Plan until April 14, 2008. The Incentive Plan will remain in effect until all options granted under the Incentive Plan have been satisfied or expired and all shares of Restricted Stock granted under the Incentive Plan have vested or been forfeited.

     Eligibility. Awards may be granted only to persons who, at the time of grant, are directors of the Company or employees of the Company or one of its subsidiaries. Awards may be granted on more than one occasion to the same person, and Awards may consist of any combination of options and Restricted Stock. As of March 27, 1998, 11 non-employee directors and approximately 500 employees (substantially all of the Company's management-level employees) were eligible to receive Awards under the Incentive Plan.

     Stock Options. The Administrator may grant options that entitle the recipient to purchase shares of Class B common stock at a price equal to or greater than market value on the date of grant. The market value of a share of Class B common stock was $57.0625 on March 27, 1998, which was the closing price of the Class B common stock on the New York Stock Exchange on that date. The option price is payable in full in the manner specified by the Administrator.

     Options granted under the Incentive Plan may be options that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code or options that are not intended to so qualify. An Incentive Stock Option may only be granted to an individual who is an employee at the time the option is granted. No Incentive Stock Option may be granted to an individual if, at the time the option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of its parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code), unless (i) at the time such option is granted the option price is at least 110% of the Market Value per Share of the Class B common stock subject to the option and (ii) such option by its terms is not exercisable after the expiration of five years from the date of grant.

     Each Option Agreement must specify the effect of termination of employment or Board membership, as applicable, on the exercisability of the option. An Option Agreement may provide for the payment of the option price, in whole or in part, by delivery of a number of shares of Class B common stock (plus cash if necessary) having a Market Value per Share equal to such option price. Moreover, an Option Agreement may provide for a "cashless exercise" of the option by establishing procedures satisfactory to the Administrator with respect thereto. The terms and conditions of the respective Option Agreements need not be identical.

     Restricted Stock. A grant of Restricted Stock constitutes an immediate transfer to the recipient of record and beneficial ownership of the shares of Restricted Stock in consideration of the performance of services by the recipient (or other consideration determined by the Administrator). The recipient is entitled immediately to voting and other ownership rights in the shares, subject to restrictions referred to in the Incentive Plan or contained in the related Restricted Stock Agreement. The transfer may be made without additional consideration or in consideration of a payment by the recipient that is less than the market value of the shares on the date of grant. Each grant may, in the discretion of the Administrator, limit the recipient's dividend rights during the period in which the shares are subject to a substantial risk of forfeiture and restrictions on transfer.

     Restricted Stock must be subject, for a period or periods determined by the Administrator at the date of grant, to one or more restrictions, including, without limitation, a restriction that constitutes a "substantial risk of forfeiture" within the meaning of Section 83 of the Code and applicable interpretive authority thereunder. For example, an award could provide that the Restricted Stock would be forfeited if the recipient ceased to serve the Company as an employee during a specified period. In order to enforce these forfeiture provisions, the transferability of Restricted Stock during the period or periods during which such restrictions are to continue will be prohibited or restricted in a manner and to the extent prescribed by the Administrator at the date of grant. The Incentive Plan provides for a shorter period during which the forfeiture provisions are to apply in the event of a Change in Control of the Company.

     The Human Resources Committee has resolved that all future grants of Restricted Stock under the Company's stock incentive plans (including the 1998
Plan) shall vest over at least a three-year period, or over at least a one-year period if vesting is performance based (or as otherwise provided in the applicable plan or award agreement, such as upon a Change in Control).

     Shares Subject to the Incentive Plan. Subject to adjustment as provided in the Incentive Plan, the aggregate number of shares of Class B common stock that may be issued under the Incentive Plan shall not exceed 5,500,000 shares. There are approximately 750,000 shares of Class B common stock available to be issued under the Company's other stock option plans. Shares shall be deemed to have been issued under the Incentive Plan only to the extent actually issued and delivered pursuant to an option or a grant of Restricted Stock. To the extent that an option or a grant of Restricted Stock lapses or the rights of the recipient with respect thereto terminate, any shares of Class B common stock then subject to such option or grant of Restricted Stock will again be available for grant under the Incentive Plan. The maximum number of shares of Class B common stock that (i) may be subject to options granted to any one individual during any calendar year may not exceed 750,000 shares and (ii) may be granted as Restricted Stock may not exceed 250,000 shares (in each case subject to adjustment as provided in the Incentive Plan). The limitation set forth in clause (i) of the preceding sentence shall be applied in a manner which will permit compensation generated in connection with options awarded under the Incentive Plan by the Human Resources Committee to constitute "performance based" compensation for purposes of Section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under Section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to options that are canceled or repriced.

     Change in Control. As used in the Incentive Plan, the term "Change in Control" means (except as otherwise provided in an applicable agreement evidencing an Award), if the Air Partners Transaction closes: (a) any person is or becomes the beneficial owner of securities representing the greater of (i) 25% of the combined voting power of the Company's outstanding securities and
(ii) the proportion of the combined voting power of the Company's outstanding securities beneficially owned by Northwest Airlines Corporation ("Northwest") and any person controlling, controlled by or under common control with Northwest; (b) individuals who constituted the Board as of February 26, 1998 cease for any reason to constitute at least a majority of the Board (unless such individual's election is approved by a vote of a majority of the incumbent board or such individual was nominated by an Excluded Person, as described below); (c) any merger, consolidation or other reorganization or similar transaction in which the Company is not the "Controlling Corporation" (as described below); or
(d) any sale of all or substantially all of the Company's assets, other than to Excluded Persons or any sale of all or substantially all of the Company's assets to Northwest or any person controlling, controlled by or under common control with Northwest.

     Beneficial ownership as described in clause (a) above does not include beneficial ownership by (1) the Company or any subsidiary of the Company, (2) any employee benefit plan of the Company (with certain exceptions), (3) Northwest or any person controlling, controlled by or under common control with Northwest (unless Northwest is controlled by or under common control with Delta Air Lines, Inc.), or (4) certain persons, and certain affiliates of such persons, controlling Air Partners prior to the acquisition of Air Partners by Northwest (persons referred to in clauses (1) through (4) above are referred to as "Excluded Persons"). The persons in clause (3) of the previous sentence are not deemed to be Excluded Persons if Northwest (together with any person controlling, controlled by or under common control with Northwest) ceases to beneficially own at least 25% of the combined voting power of the Company's outstanding securities for 30 consecutive calendar days. The exclusion described in clause (4) of the second preceding sentence will cease to have any effect (and the persons described therein will cease to be Excluded Persons) if the person acquiring beneficial ownership is not controlled by David Bonderman or James Coulter or the person acquiring beneficial ownership (together with any person controlling, controlled by or under common control with such person) ceases to beneficially own at least 25% of the combined voting power of the Company's outstanding securities for 30 consecutive calendar days.

     For purposes of clause (c) above, the Company will generally be considered the "Controlling Corporation" in any merger, consolidation, reorganization or similar transaction unless either (1) the Company's stockholders immediately prior to such transaction (excluding the other party to the transaction and persons acting in concert with such other party) would not, immediately after such transaction, beneficially own securities of the resulting entity that would entitle them to elect a majority of the board of the resulting entity, or (2) those persons constituting the Company's board of directors immediately prior to such transaction would not, immediately after such transaction, constitute a majority of the directors of the resulting entity.

     If the Air Partners Transaction does not close, the term "Change in Control" means: (a) any person is or becomes the beneficial owner of securities representing the greater of (i) 25% of the combined voting power of the Company's outstanding securities and (ii) the proportion of the combined voting power of the Company's outstanding securities beneficially owned by Air Partners and any person controlling, controlled by or under common control with Air Partners; (b) individuals who constituted the Board as of February 28, 1997 cease for any reason to constitute at least a majority of the Board (unless such individuals' election is approved by a vote of a majority of the incumbent board); (c) any merger, consolidation or other reorganization or similar transaction in which the Company is not the "Controlling Corporation" (as described below); or (d) any sale of all or substantially all of the Company's assets, other than to "Excluded Persons" (as described below). Beneficial ownership as described in clause (a) above does not include beneficial ownership by (1) the Company or any subsidiary of the Company, (2) any employee benefit plan of the Company (with certain exceptions) or (3) Air Partners or any person controlling, controlled by or under common control with Air Partners (with certain exceptions) (persons referred to in clauses (1) through (3) above are referred to as "Excluded Persons"). The persons in clause (3) of the previous sentence are not deemed to be Excluded Persons if Air Partners ceases to beneficially own at least 25% of the combined voting power of the Company's outstanding securities for 30 consecutive calendar days or if there occurs a "change in the ownership or effective control" (within the meaning of Section 280G of the Code) of Air Partners. For purposes of clause (c) above, the Company will generally be considered the "Controlling Corporation" in any merger, consolidation, reorganization or similar transaction unless either (1) the Company's stockholders immediately prior to such transaction (excluding the other party to the transaction and persons acting in concert with such other party) would not, immediately after such transaction, beneficially own securities of the resulting entity that would entitle them to elect a majority of the board of directors of the resulting entity or (2) those persons constituting the Company's board of directors immediately prior to such transaction would not, immediately after such transaction, constitute a majority of the directors of the resulting entity.

     Upon the occurrence of a Change in Control, with respect to each recipient,
(AA) all options granted to such recipient and outstanding at such time shall immediately vest and become exercisable in full, whether or not otherwise exercisable (but subject, in the case of Incentive Stock Options, to certain limitations) and, except as required by law, all restrictions on the transfer of shares acquired pursuant to such options shall terminate and (BB) all restrictions applicable to such recipient's Restricted Stock shall be deemed to have been satisfied and such Restricted Stock shall vest in full.

     Provision is made for payment under the Incentive Plan (except as otherwise provided in the applicable Option Agreement) of (i) any excise taxes due under
Section 4999 of the Code with respect to amounts that are vested and/or payable due to a Change in Control plus (ii) any taxes due on the payment of such excise taxes described in clause (i).

     Transferability. No options (other than Incentive Stock Options) are transferable by the recipient except (i) by will or the laws of descent and distribution, (ii) by a qualified domestic relations order or (iii) with the consent of the Administrator. An Incentive Stock Option is not transferable other than by will or the laws of descent and distribution and may not be exercised during the optionee's lifetime except by the optionee or the optionee's guardian or legal representative.

     At the discretion of the Administrator, a percentage of the aggregate shares of Common Stock obtained from exercise of an option shall not be transferable prior to the earliest to occur of (x) termination of the relevant option term, (y) the optionee's retirement, death or disability or (z) termination of the optionee's employment with the Company and its subsidiaries.

     Adjustments. The maximum number of shares that may be issued under the Incentive Plan, as well as the number or type of shares subject to outstanding options and Restricted Stock grants and the applicable option prices per share shall be adjusted appropriately in the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants, and similar transactions or events.

     Administration and Amendments. The Incentive Plan provides that a committee comprised solely of two or more "outside directors" (as defined by Section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of the term "Non-Employee Director" as defined by Rule 16b-3 under the Exchange Act) serves as the Administrator of Awards under the Incentive Plan with respect to persons subject to Section 16 of the Exchange Act. Until otherwise determined by the Board, the Human Resources Committee serves as such committee under the Incentive Plan. The Chief Executive Officer of the Company serves as Administrator with respect to any person not subject to Section 16 of the Exchange Act.

     The Board in its discretion may terminate the Incentive Plan at any time with respect to any shares of Class B common stock for which Awards have not yet been granted. The Board has the right to alter or amend the Incentive Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the recipient thereof without the consent of such recipient. Without stockholder approval, the Board may not amend the Incentive Plan to (a) increase the maximum aggregate number of shares that may be issued under the Incentive Plan or (b) change the class of individuals eligible to receive Awards under the Incentive Plan.

NEW PLAN BENEFITS

     The Company anticipates that all or a substantial portion of the options available for grant under the Incentive Plan will be awarded to eligible employees during 1998, promptly following the determination by the Human Resources Committee of the size and terms of option grants. Although the Human Resources Committee has not yet determined the size and terms of option grants under the Incentive Plan, it currently anticipates being in a position to report to the Board with respect to its discussions concerning compensation, including options, at the next regularly scheduled meeting of the Board immediately following the Meeting. In addition, the Company anticipates that options to purchase 5,000 shares of Class B common stock will be awarded under the Incentive Plan to each of the Company's non-employee directors elected at the Meeting if the Incentive Plan is approved by the Company's stockholders, or under the Company's other stock option plans. See "General Information."

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the Incentive Plan based on federal income tax laws in effect on January 1, 1998. This summary applies to the Incentive Plan as normally operated and is not intended to provide or supplement tax advice to eligible employees or directors. The summary contains general statements based on current U.S. federal income tax statutes, regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes.

  Tax Consequences to Recipients

     Non-qualified Stock Options. In general: (i) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (ii) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as a capital gain (or loss).

     The total number of shares of Class B common stock subject to options granted to any one recipient during any calendar year is limited under the Incentive Plan for the purpose of qualifying any compensation realized upon exercise of such options that are granted by the Human Resources Committee as "performance-based compensation" as defined in Section 162(m) of the Code in order to preserve tax deductions by the Company with respect to any such compensation in excess of one million dollars paid to "Covered Employees" (i.e., the Company's Chief Executive Officer and the four highest compensated officers of the

Company or those individuals deemed to be executive officers of the Company (other than the Chief Executive Officer) and who are officers of the Company on the last day of the year in question). Options granted by the Chief Executive Officer will not qualify as "performance-based compensation" and will be subject to the limitation on deductibility under Section 162(m) of the Code; however, it is not anticipated that the Chief Executive Officer would have the authority to make grants to Covered Employees.

     Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. However, upon exercise, the difference between the fair market value and the exercise price may be subject to the alternative minimum tax. If shares of Class B common stock are issued to an optionee pursuant to the exercise of an Incentive Stock Option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as a capital gain and any loss sustained will be a capital loss.

     If shares of Class B common stock acquired upon the exercise of Incentive Stock Options are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as a capital gain (or loss).

     As described above with respect to non-qualified stock options, the Incentive Plan has been designed to qualify any ordinary compensation income recognized by optionees with respect to Incentive Stock Options granted by the Human Resources Committee as "performance-based compensation" as defined in
Section 162(m) of the Code.

     Restricted Stock. A recipient of Restricted Stock generally will be subject to tax at ordinary income tax rates on the fair market value of the Restricted Stock reduced by any amount paid by the recipient at such time as the shares are no longer subject either to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under
Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election is made and the shares are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends. Awards of Restricted Stock to Covered Employees will not qualify as "performance-based compensation" and the Company will be subject to the limitation on deductibility under Section 162(m) of the Code.

  Tax Consequences to the Company or Subsidiary

     Section 162(m) of the Code limits the ability of the Company to deduct compensation paid during a fiscal year to a Covered Employee in excess of one million dollars, unless such compensation is based on performance criteria established by the Human Resources Committee or meets another exception specified in Section 162(m) of the Code. Certain awards described above will not qualify as "performance-based compensation" or meet any other exception under
Section 162(m) of the Code and, therefore, the Company's deductions with respect to such awards will be subject to the limitations imposed by such Section. To the extent a recipient recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the recipient performs services will be entitled to a corresponding deduction provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of
Section 280G of the Code and (ii) either the compensation is "performance-based" within the meaning of Section 162(m) of the Code or the one million dollar limitation of Section 162(m) of the Code is not exceeded. No deduction will be available to the Company or any subsidiary for any amount paid under the Incentive Plan with respect to (i) any excise taxes due under Section 4999 of the Code with respect to amounts that are vested and/or payable due to a Change in Control and (ii) any taxes due on the payment of such excise taxes described in clause (i).

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1998 STOCK INCENTIVE PLAN AS DESCRIBED ABOVE AND AS SET FORTH IN APPENDIX A, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY.

                                  PROPOSAL 3:

                          RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP has been the Company's independent auditors since 1993, and the Board of Directors desires to continue to engage the services of this firm for the fiscal year ending December 31, 1998. Accordingly, the Board of Directors, upon the recommendation of the Audit Committee, has reappointed Ernst & Young LLP to audit the financial statements of the Company and its subsidiaries for fiscal 1998 and report thereon. Stockholders are being asked to vote upon the ratification of such appointment. If stockholders do not ratify such appointment, the Audit Committee and Board will reconsider such appointment.

     Representatives of Ernst & Young LLP will be present at the Meeting and will be available to respond to appropriate questions and make a statement should they so desire.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, WHICH IS DESIGNATED AS PROPOSAL NO. 3 ON THE ENCLOSED PROXY.

                                 OTHER MATTERS

     Management knows of no business to be presented for action at the Meeting other than that described in this proxy statement. If any other matters should properly come before the Meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in such proxy, to vote on such matters in accordance with their best judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Each director, executive officer (and, for a specified period, certain former directors and executive officers) and each holder of greater than ten percent of a class of the Company's equity securities is required to report to the Commission his or her pertinent position or relationship, as well as transactions in such securities, by certain specified dates. A report during 1997 with respect to one transaction was filed after the specified filing date by each of Donald Sturm, a director, and Barry Simon, an executive officer.

1999 ANNUAL MEETING

     Any stockholder who desires to present proposals at the 1999 annual meeting of stockholders and to have such proposals set forth in the proxy statement and form of proxy mailed in conjunction with such annual meeting must submit such proposals in writing to the Secretary of the Company no later than December 16, 1998. The Company's Bylaws require that for nominations of persons for election to the Board of Directors of the Company or the proposal of business to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 1999 annual meeting of stockholders, such notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not less than 70 days nor more than 90 days prior to May 21, 1999, provided, that if the 1999 annual meeting of stockholders is advanced by more than 20 days, or delayed by more than 70 days, from May 21, 1999, such notice must be delivered not earlier than the ninetieth day prior to the 1999 annual meeting and not later than the close of business on the later of (a) the seventieth day prior to the 1999 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 1999 annual meeting is first made. The stockholder's notice must contain and be accompanied by certain information as specified in the Bylaws. It is recommended that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of the Company's Bylaws, which may be obtained without charge from the Secretary of the Company upon written request addressed to the Secretary at the Company's principal executive offices.

     EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

                                            By Order of the Board of Directors,

                                            /s/ JEFFREY A. SMISEK
                                            Jeffery A. Smisek
                                            Secretary

Houston, Texas
April 15, 1998

     THE COMPANY WILL FURNISH TO INTERESTED SECURITY HOLDERS WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997. THE COMPANY WILL FURNISH ANY EXHIBIT TO SUCH REPORT, UPON WRITTEN REQUEST, TO ANY SECURITY HOLDER REQUESTING SUCH REPORT UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY'S FURNISHING SUCH EXHIBIT. REQUESTS FOR COPIES SHOULD BE ADDRESSED TO THE SECRETARY OF THE COMPANY AT THE COMPANY'S HEADQUARTERS: 2929 ALLEN PARKWAY, SUITE 2010, HOUSTON, TEXAS 77019.

                                                                      APPENDIX A

                           CONTINENTAL AIRLINES, INC.

                           1998 STOCK INCENTIVE PLAN

                                   I. PURPOSE

     The purpose of the CONTINENTAL AIRLINES, INC. 1998 STOCK INCENTIVE PLAN is to provide a means through which Continental Airlines, Inc. and its subsidiaries may attract able persons to serve as directors, or to enter or remain in the employ of the Company (as defined below) or its subsidiaries, and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its subsidiaries rest, and whose present and potential contributions to the welfare of the Company and its subsidiaries are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its subsidiaries. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its subsidiaries. Accordingly, the Plan provides that the Company may grant to certain employees or directors shares of Restricted Stock, or the option to purchase shares of Common Stock, as hereinafter set forth. Options granted under the Plan may be either Incentive Stock Options or options that do not constitute Incentive Stock Options.

                                II. DEFINITIONS

     The following definitions (including any plural thereof) shall be applicable throughout the Plan unless specifically modified by any Section:

     (a) "ADMINISTRATOR" means (i) in the context of Awards made to, or the administration (or interpretation of any provision) of the Plan as it relates to, any person who is subject to Section 16 of the Exchange Act (including any successor section to the same or similar effect, "Section 16"), the Committee, or (ii) in the context of Awards made to, or the administration (or interpretation of any provision) of the Plan as it relates to, any person who is not subject to Section 16, the Chief Executive Officer of the Company (or, if the Chief Executive Officer is not a Director of the Company, the Committee).

     (b) "AWARD" means an Option or grant of Restricted Stock.

     (c) "BOARD" means the Board of Directors of the Company.

     (d) "CODE" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated under such section.

     (e) "COMMITTEE" means a committee of the Board comprised solely of two or more outside Directors (within the meaning of the term "outside directors" as used in section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of "Non-Employee Director" as defined in Rule 16b-3). Such committee shall be the Human Resources Committee of the Board unless and until the Board designates another committee of the Board to serve as Administrator as described in the Plan.

     (f) "COMMON STOCK" means the Class B common stock, $.01 par value, of the Company, or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Section IX(b).

     (g) "COMPANY" shall mean Continental Airlines, Inc., a Delaware corporation, or any successor thereto.

     (h) "DIRECTOR" means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

     (i) "DISABILITY" means any complete and permanent disability as defined in section 22(e)(3) of the Code.

     (j) "EMPLOYEE" means any person (which may include a Director) in an employment relationship with the Company or any parent or subsidiary corporation (as defined in section 424 of the Code).

     (k) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     (l) "INCENTIVE STOCK OPTION" means an incentive stock option within the meaning of section 422 of the Code.

     (m) "MARKET VALUE PER SHARE" means, as of any specified date, the closing sale price of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) in the principal securities market in which the Common Stock is then traded. If the Common Stock is not publicly traded at the time a determination of "Market Value per Share" is required to be made hereunder, the determination of such amount shall be made by the Administrator in such manner as it deems appropriate.

     (n) "OPTION" means an option to purchase Common Stock granted under Section VII of the Plan and includes both Incentive Stock Options to purchase Common Stock and Options that do not constitute Incentive Stock Options to purchase Common Stock.

     (o) "OPTION AGREEMENT" means a written agreement between the Company and an Optionee with respect to, and evidencing the grant of, an Option.

     (p) "OPTIONEE" means an employee or Director who has been granted an Option.

     (q) "PLAN" means the Continental Airlines, Inc. 1998 Stock Incentive Plan, as amended from time to time.

     (r) "RESTRICTED STOCK" means shares of Common Stock granted pursuant to
Section VIII of the Plan as to which neither the substantial risk of forfeiture nor the restriction on transfers referred to therein has expired.

     (s) "RESTRICTED STOCK AGREEMENT" means a written agreement between the Company and a recipient of Restricted Stock with respect to, and evidencing the grant of, Restricted Stock.

     (t) "RULE 16B-3" means Rule 16b-3 under the Exchange Act, as such rule may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function.

     (u) "SUBSIDIARY" means any entity (other than the Company) with respect to which the Company, directly or indirectly through one or more other entities, owns equity interests possessing 50 percent or more of the total combined voting power of all equity interests of such entity (excluding voting power that arises only upon the occurrence of one or more specified events).

                  III. EFFECTIVE DATE AND DURATION OF THE PLAN

     The Plan shall become effective upon the date of its adoption by the Board; provided, that the Plan is approved by the stockholders of the Company within twelve months thereafter. Notwithstanding any provision of the Plan or of any Option Agreement or Restricted Stock Agreement, no Option shall be exercisable, and no shares of Restricted Stock shall vest, prior to such stockholder approval. No further Options or Restricted Stock may be granted under the Plan after ten years from the date the Plan is adopted by the Board. The Plan shall remain in effect until all Options granted under the Plan have been satisfied or expired, and all shares of Restricted Stock granted under the Plan have vested or been forfeited.

                               IV. ADMINISTRATION

     (a) ADMINISTRATOR. The Plan shall be administered by the Administrator, so that Awards made to, and the administration (or interpretation of any provision) of the Plan as it relates to, any person who is subject to Section 16, shall be made or effected by the Committee, and Awards made to, and the administration (or interpretation of any provision) of the Plan as it relates to, any person who is not subject to Section 16, shall be made or effected by the Chief Executive Officer of the Company (or, if the Chief Executive Officer is not a Director of the Company, the Committee).

     (b) POWERS. Subject to the express provisions of the Plan, the Administrator shall have authority, in its discretion, to determine which employees or Directors shall receive an Award, the time or times when such Award shall be granted, whether an Incentive Stock Option or nonqualified Option shall be granted, and the number of shares to be subject to each Award. In making such determinations, the Administrator shall take into account the nature of the services rendered by the respective employees or Directors, their present and potential contribution to the Company's success and such other factors as the Administrator in its discretion shall deem relevant. Subject to the express provisions of the Plan, the Administrator shall also have the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the Option Agreements and the Restricted Stock Agreements, including such terms, restrictions and provisions as shall be requisite in the judgment of the Administrator to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determination of the Administrator on the matters referred to in this Section IV shall be conclusive; provided, however, that in the event of any conflict in any such determination as between the Committee and the Chief Executive Officer of the Company, each acting in capacity as Administrator of the Plan, the determination of the Committee shall be conclusive.

   V. SHARES SUBJECT TO THE PLAN; GRANT OF OPTIONS; GRANT OF RESTRICTED STOCK

     (a) SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided in
Section IX(b), the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 5,500,000 shares. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Option or a grant of Restricted Stock. To the extent that an Option or a grant of Restricted Stock lapses or the rights of the recipient with respect thereto terminate, any shares of Common Stock then subject to such Option or grant of Restricted Stock shall again be available for grant under the Plan. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Common Stock that (i) may be subject to Options granted to any one individual during any calendar year may not exceed 750,000 shares, and
(ii) may be granted as Restricted Stock may not exceed 250,000 shares (in each case subject to adjustment as provided in Section IX(b)). The limitation set forth in clause (i) of the preceding sentence shall be applied in a manner which will permit compensation generated in connection with Options awarded under the Plan by the Committee to constitute "performance based" compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are canceled or repriced.

     (b) GRANT OF OPTIONS. The Administrator may from time to time grant Options to one or more employees or Directors determined by it to be eligible for participation in the Plan in accordance with the terms of this Plan.

     (c) GRANT OF RESTRICTED STOCK. The Administrator may from time to time grant Restricted Stock to one or more employees or Directors determined by it to be eligible for participation in the Plan in accordance with the terms of this Plan.

     (d) STOCK OFFERED. Subject to the limitations set forth in Section V(a) above, the stock to be offered pursuant to an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

                                VI. ELIGIBILITY

     Awards may be granted only to persons who, at the time of grant, are employees or Directors. An Award may be granted on more than one occasion to the same person and, subject to the limitations set forth in the Plan, Awards consisting of Options may include an Incentive Stock Option or an Option that is not an Incentive Stock Option or any combination thereof, and Awards may consist of any combination of Options and Restricted Stock.

                               VII. STOCK OPTIONS

     (a) OPTION PERIOD. The term of each Option shall be as specified by the Administrator at the date of grant.

     (b) LIMITATIONS ON EXERCISE OF OPTION. An Option shall be exercisable in whole or in such installments and at such times as determined by the Administrator at the date of grant.

     (c) SPECIAL LIMITATIONS ON INCENTIVE STOCK OPTIONS. An Incentive Stock Option may be granted only to an individual who is an employee at the time the Option is granted. To the extent that the aggregate Market Value per Share (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options granted after 1986 are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Administrator shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an Optionee's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Optionee of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Market Value per Share of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Optionee's lifetime only by such Optionee or the Optionee's guardian or legal representative.

     (d) OPTION AGREEMENT. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. Each Option Agreement shall specify the effect of termination of (i) employment, or (ii) membership on the Board, as applicable, on the exercisability of the Option. An Option Agreement may provide for the payment of the option price, in whole or in part, by delivery of a number of shares of Common Stock (plus cash if necessary) having a Market Value per Share equal to such option price. Moreover, an Option Agreement may provide for a "cashless exercise" of the Option by establishing procedures satisfactory to the Administrator with respect thereto. The terms and conditions of the respective Option Agreements need not be identical.

     (e) OPTION PRICE AND PAYMENT. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be set forth in the Option Agreement and shall be determined by the Administrator but, subject to adjustment as provided in Section IX(b), such purchase price shall not be less than the Market Value per Share of a share of Common Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Administrator. The purchase price of the Option or portion thereof shall be paid in full in the manner specified by the Administrator. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.

     (f) STOCKHOLDER RIGHTS AND PRIVILEGES. The Optionee shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates representing such Common Stock have been registered in the Optionee's name.

     (g) OPTIONS IN SUBSTITUTION FOR STOCK OPTIONS GRANTED BY OTHER CORPORATIONS. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation or other business combination of the employing corporation with the Company or any subsidiary.

                             VIII. RESTRICTED STOCK

     (a) OWNERSHIP OF RESTRICTED STOCK. Each grant of Restricted Stock will constitute an immediate transfer of record and beneficial ownership of the shares of Restricted Stock to the recipient of the grant in consideration of the performance of services by such recipient (or other consideration determined by the Administrator), entitling the recipient to all voting and other ownership rights, but subject to the restrictions hereinafter referred to or contained in the related Restricted Stock Agreement. Each grant may, in the discretion of the Administrator, limit the recipient's dividend rights during the period in which the shares of Restricted Stock are subject to a substantial risk of forfeiture and restrictions on transfer.

     (b) SUBSTANTIAL RISK OF FORFEITURE AND RESTRICTIONS ON TRANSFER. Each grant of Restricted Stock will provide that (i) the shares covered thereby will be subject, for a period or periods determined by the Administrator at the date of grant, to one or more restrictions, including, without limitation, a restriction that constitutes a "substantial risk of forfeiture" within the meaning of section 83 of the Code and applicable interpretive authority thereunder, and
(ii) during such period or periods during which such restrictions are to continue, the transferability of the Restricted Stock subject to such restrictions will be prohibited or restricted in a manner and to the extent prescribed by the Administrator at the date of grant.

     (c) RESTRICTED STOCK HELD IN TRUST. Shares of Common Stock awarded pursuant to a grant of Restricted Stock will be held in trust by the Company for the benefit of the recipient until such time as the applicable restriction on transfer thereof shall have expired or otherwise lapsed, at which time certificates representing such Common Stock will be delivered to the recipient.

     (d) RESTRICTED STOCK AGREEMENT; CONSIDERATION. Each grant of Restricted Stock shall be evidenced by a Restricted Stock Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve. The terms and conditions of the respective Restricted Stock Agreements need not be identical. Each grant of Restricted Stock may be made without additional consideration or in consideration of a payment by the recipient that is less than the Market Value per Share on the date of grant, as determined by the Administrator.

           IX. RECAPITALIZATION, REORGANIZATION AND CHANGE IN CONTROL

     (a) NO EFFECT ON RIGHT OR POWER. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company or any subsidiary to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's or any subsidiary's capital structure or its business, any merger or consolidation of the Company or any subsidiary, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any subsidiary or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

     (b) CHANGES IN COMMON STOCK. The provisions of Section V(a) imposing limits on the numbers of shares of Common Stock covered by Awards granted under the Plan, as well as the number or type of shares or other property subject to outstanding Options and Restricted Stock grants and the applicable option prices per share, shall be adjusted appropriately by the Committee in the event of stock dividends, spin offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events.

     (c) CHANGE IN CONTROL.*(1) As used in the Plan (except as otherwise provided in an applicable Option Agreement or Restricted Stock Agreement), the term "Change in Control" shall mean:

     (aa) any person (within the meaning of Section 13(d) or 14(d) under the Exchange Act, including any group (within the meaning of Section 13(d)(3) under the Exchange Act), a "Person") is or becomes the "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company (such Person being referred to as an "Acquiring Person") representing the greater of (x) 25% of the combined voting power of the Company's outstanding securities and (y) the proportion of the combined voting power of the Company's outstanding securities represented by securities of the Company beneficially owned, directly or indirectly, by Northwest Airlines Corporation ("Northwest") and any Person controlling, controlled by or under common control with Northwest at the time of reference (excluding, for purposes of determining such proportion of the combined voting power under this clause (y), any securities beneficially owned by Northwest (and any Person controlling, controlled by or under common control with Northwest) which are deemed beneficially owned by such Acquiring Person); other than beneficial ownership by (i) the Company or any subsidiary of the Company, (ii) any employee benefit plan of the Company or any Person organized, appointed or established pursuant to the terms of any such employee benefit plan (unless such plan or Person is a party to or is utilized in connection with a transaction led by Outside Persons), (iii) Northwest or any Person controlling, controlled by or under common control with Northwest (unless Northwest is controlled by or under common control with Delta Air Lines, Inc.), or (iv) (I) 1992 Air, Inc., (II) any Person who controlled 1992 Air, Inc. as of February 26, 1998, including David Bonderman and James Coulter, or (III) any Person controlled by any such Person (Persons referred to in clauses (i) through (iv) hereof are hereinafter referred to as "Excluded Persons"); or

     (bb) individuals who constituted the Board as of February 26, 1998 (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to February 26, 1998 whose appointment to fill a vacancy or to fill a new Board position or whose nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board or who was nominated for election by Excluded Persons shall be considered as though such individual were a member of the Incumbent Board; or

     (cc) the Company merges with or consolidates into or engages in a reorganization or similar transaction with another entity (including Northwest) pursuant to a transaction in which the Company is not the "Controlling Corporation"; or

     (dd) the Company sells or otherwise disposes of all or substantially all of its assets, other than to Excluded Persons, or the Company sells or otherwise disposes of all or substantially all of its assets to Northwest or any Person controlling, controlled by or under common control with Northwest.

     For purposes of clause (aa) above, if at any time there exist securities of different classes entitled to vote separately in the election of directors, the calculation of the proportion of the voting power held by a beneficial owner of the Company's securities shall be determined as follows: first, the proportion of the voting power represented by securities held by such beneficial owner of each separate class or group of classes voting

---------------

    *1. If the acquisition of Air Partners' interest in the Company contemplated by the Investment Agreement dated as of January 25, 1998 among Northwest, Newbridge Parent Corporation, Air Partners, L.P., the partners of Air Partners, L.P. signatory thereto, Bonderman Family Limited Partnership, 1992 Air, Inc. and Air Saipan, Inc., as amended by Amendment No. 1 thereto dated as of February 27, 1998, is not consummated, there shall automatically be substituted, in lieu of the Change in Control provision of the Plan (Section IX(c)) set forth herein, the alternate Change in Control provision attached to the Plan and captioned "Alternate Change in Control Provision".

separately in the election of directors shall be determined, provided that securities representing more than 50% of the voting power of securities of any such class or group of classes shall be deemed to represent 100% of such voting power; second, such proportion shall then be multiplied by a fraction, the numerator of which is the number of directors which such class or classes is entitled to elect and the denominator of which is the total number of directors elected to membership on the Board at the time; and third, the product obtained for each such separate class or group of classes shall be added together, which sum shall be the proportion of the combined voting power of the Company's outstanding securities held by such beneficial owner.

     For purposes of clause (aa) above, the term "Outside Persons" means any Persons other than (I) Persons described in clauses (aa)(i) or (iii) or (iv) above (as to Persons described in clause (aa)(iii) or (iv) above, while they are Excluded Persons) and (II) members of senior management of the Company in office immediately prior to the time the Acquiring Person acquires the beneficial ownership described in clause (aa).

     For purposes of clause (cc) above, the Company shall be considered to be the Controlling Corporation in any merger, consolidation, reorganization or similar transaction unless either (1) the shareholders of the Company immediately prior to the consummation of the transaction (the "Old Shareholders") would not, immediately after such consummation, beneficially own, directly or indirectly, securities of the resulting entity entitled to elect a majority of the members of the Board of Directors or other governing body of the resulting entity or (2) those persons who were directors of the Company immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity, provided that (I) there shall be excluded from the determination of the voting power of the Old Shareholders securities in the resulting entity beneficially owned, directly or indirectly, by the other party to the transaction and any such securities beneficially owned, directly or indirectly, by any Person acting in concert with the other party to the transaction, (II) there shall be excluded from the determination of the voting power of the Old Shareholders securities in the resulting entity acquired in any such transaction other than as a result of the beneficial ownership of Company securities prior to the transaction and (III) persons who are directors of the resulting entity shall be deemed not to have been directors of the Company immediately prior to the consummation of the transaction if they were elected as directors of the Company within 90 days prior to the consummation of the transaction.

     The exclusion described in clause (aa)(iii) above shall cease to have any force or effect (and the Persons described therein shall cease to be Excluded Persons) if Northwest (together with any Person controlling, controlled by or under common control with Northwest) ceases to be, for a period of thirty consecutive calendar days, the beneficial owner, directly or indirectly, of securities of the Company representing at least 25% of the combined voting power of the Company's outstanding securities. The exclusion described in clause
(aa)(iv) above shall cease to have any force or effect (and the Persons described therein shall cease to be Excluded Persons) if (A) the Person acquiring beneficial ownership is not controlled by David Bonderman or James Coulter, or (B) the Person acquiring beneficial ownership (together with any Person controlling, controlled by or under common control with such Person) ceases to be, for a period of thirty consecutive calendar days, the beneficial owner, directly or indirectly, of securities of the Company representing at least 25% of the combined voting power of the Company's outstanding securities.

     Upon the occurrence of a Change in Control, with respect to each recipient of an Award hereunder, (AA) all Options granted to such recipient and outstanding at such time shall immediately vest and become exercisable in full (but subject, however, in the case of Incentive Stock Options, to the aggregate fair market value, determined as of the date the Incentive Stock Options are granted, of the stock with respect to which Incentive Stock Options are exercisable for the first time by such recipient during any calendar year not exceeding $100,000) and, except as required by law, all restrictions on the transfer of shares acquired pursuant to such Options shall terminate and (BB) all restrictions applicable to such recipient's Restricted Stock shall be deemed to have been satisfied and such Restricted Stock shall vest in full.

     In addition, except as otherwise provided in the applicable Option Agreement, if a recipient of an Award hereunder becomes entitled to one or more payments (with a "payment" including, without limitation, the vesting of an Award) pursuant to the terms of the Plan (the "Total Payments"), which are or become subject to the tax imposed by section 4999 of the Code (or any similar tax that may hereafter be imposed) (the "Excise Tax"), the Company or subsidiary for whom the recipient is then performing services shall pay to the recipient an additional amount (the "Gross-Up Payment") such that the net amount retained by the recipient, after reduction for any Excise Tax on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-Up Payment, shall equal the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the recipient shall be deemed (aa) to pay federal income taxes at the highest stated rate of federal income taxation (including surtaxes, if any) for the calendar year in which the Gross-Up Payment is to be made (for 1998, the highest stated rate is 39.6%); and (bb) to pay any applicable state and local income taxes at the highest stated rate of taxation (including surtaxes, if any) for the calendar year in which the Gross-Up Payment is to be made. Any Gross-Up Payment required hereunder shall be made to the recipient at the same time any Total Payment subject to the Excise Tax is paid or deemed received by the recipient.

                    X. AMENDMENT AND TERMINATION OF THE PLAN

     The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the recipient thereof without the consent of such recipient, and provided further that the Board may not, without approval of the stockholders of the Company, amend the Plan to (a) increase the maximum aggregate number of shares that may be issued under the Plan or (b) change the class of individuals eligible to receive Awards under the Plan.

                               XI. MISCELLANEOUS

     (a) NO RIGHT TO AN OPTION OR RESTRICTED STOCK. Neither the adoption of the Plan nor any action of the Board or the Administrator shall be deemed to give an employee or Director any right to be granted an Award or any other rights hereunder except as may be evidenced by an Option Agreement or Restricted Stock Agreement duly executed and delivered on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

     (b) NO EMPLOYMENT OR MEMBERSHIP RIGHTS CONFERRED. Nothing contained in the Plan shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any subsidiary or (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

     (c) OTHER LAWS; WITHHOLDING. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered thereby have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules and regulations as the Company or the Administrator deems applicable and, in the opinion of legal counsel to the Company, there is no exemption from the registration requirements of such laws, rules and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to (i) make deductions from any settlement or exercise of an Award made under the Plan, including the delivery of shares, or require shares or cash or both be withheld from any Award, in each case in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law, or
(ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations. The Administrator may determine the manner in which such tax withholding may be satisfied, and may permit shares of Common Stock (together with cash, as appropriate) to be used to satisfy required tax withholding based on the Market Value per Share of any such shares of Common Stock, as of the last trading day preceding the exercise or settlement of the Award.

     (d) NO RESTRICTION ON CORPORATE ACTION. Subject to the restrictions contained in Section X, nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action, whether or not such action would have an adverse effect on the Plan or any Award granted hereunder. No employee, Director, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

     (e) RESTRICTIONS ON TRANSFER OF OPTIONS AND CERTAIN UNDERLYING SHARES. An Option (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Section VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Administrator. In the discretion of the Administrator, a percentage (determined by the Administrator and set forth in the applicable Option Agreement) of the aggregate shares of Common Stock obtained from exercises of an Option (which percentage may be satisfied out of particular exercises as determined by the Administrator and set forth in the applicable Option Agreement) shall not be transferable prior to the earliest to occur of (x) the termination of the relevant Option term (or such shorter period as may be determined by the Administrator and set forth in the Option Agreement), (y) the Optionee's retirement, death or Disability, or (z) termination of the Optionee's employment with the Company and its subsidiaries.

     (f) GOVERNING LAW. The Plan shall be construed in accordance with the laws of the State of Delaware.

                   ALTERNATE CHANGE IN CONTROL PROVISION*(2)

(c) CHANGE IN CONTROL. As used in the Plan, the term "Change in Control" shall mean:

     (aa) any person (within the meaning of Section 13(d) or 14(d) under the Exchange Act, including any group (within the meaning of Section 13(d)(3) under the Exchange Act), a "Person") is or becomes the "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company (such Person being referred to as an "Acquiring Person") representing the greater of (x) 25% of the combined voting power of the Company's outstanding securities and (y) the proportion of the combined voting power of the Company's outstanding securities represented by securities of the Company beneficially owned, directly or indirectly, by Air Partners, L.P. ("Air Partners") and any Person controlling, controlled by or under common control with Air Partners at the time of reference (excluding, for purposes of determining such proportion of the combined voting power under this clause (y), any securities beneficially owned by Air Partners (and any Person controlling, controlled by or under common control with Air Partners) which are deemed beneficially owned by such Acquiring Person); other than beneficial ownership by (i) the Company or any subsidiary of the Company, (ii) any employee benefit plan of the Company or any Person organized, appointed or established pursuant to the terms of any such employee benefit plan (unless such plan or Person is a party to or is utilized in connection with a transaction led by Outside Persons), or (iii) Air Partners or any Person (other than any air carrier that is not the Company and that is currently controlled by or under common control with Air Partners, or a holding company or subsidiary of any such air carrier) controlling, controlled by or under common control with Air Partners (Persons referred to in clauses (i) through (iii) hereof are hereinafter referred to as "Excluded Persons"); or

     (bb) individuals who constituted the Board as of February 28, 1997 (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to February 28, 1997 whose appointment to fill a vacancy or to fill a new Board position or whose nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board or who was nominated for election by Excluded Persons shall be considered as though such individual were a member of the Incumbent Board; or

     (cc) the Company merges with or consolidates into or engages in a reorganization or similar transaction with another entity pursuant to a transaction in which the Company is not the "Controlling Corporation"; or

     (dd) the Company sells or otherwise disposes of all or substantially all of its assets, other than to Excluded Persons.

     For purposes of clause (aa) above, if at any time there exist securities of different classes entitled to vote separately in the election of directors, the calculation of the proportion of the voting power held by a beneficial owner of the Company's securities shall be determined as follows: first, the proportion of the voting power represented by securities held by such beneficial owner of each separate class or group of classes voting separately in the election of directors shall be determined, provided that securities representing more than 50% of the voting power of securities of any such class or group of classes shall be deemed to represent 100% of such voting power; second, such proportion shall then be multiplied by a fraction, the numerator of which is the number of directors which such class or classes is entitled to elect and the denominator of which is the total number of directors elected to membership on the Board at the time; and third, the product obtained for each such separate class or group of classes shall be added together, which sum shall be the proportion of the combined voting power of the Company's outstanding securities held by such beneficial owner.

     For purposes of clause (aa) above, the term "Outside Persons" means any Persons other than Persons described in clauses (aa)(i) or (iii) above (as to Persons described in clause (aa)(iii) above, while they are

---------------

    *2. If the acquisition of Air Partners' interest in the Company contemplated by the Investment Agreement dated as of January 25, 1998 among Northwest, Newbridge Parent Corporation, Air Partners, L.P., the partners of Air Partners, L.P. signatory thereto, Bonderman Family Limited Partnership, 1992 Air, Inc. and Air Saipan, Inc., as amended by Amendment No. 1 thereto dated as of February 27, 1998, is not consummated, there shall automatically be substituted, in lieu of the Change in Control provision of the Plan (Section IX(c)) set forth herein, this alternate Change in Control provision captioned "Alternate Change in Control Provision".

Excluded Persons) or members of senior management of the Company in office immediately prior to the time the Acquiring Person acquires the beneficial ownership described in clause (aa).

     For purposes of clause (cc) above, the Company shall be considered to be the Controlling Corporation in any merger, consolidation, reorganization or similar transaction unless either (1) the shareholders of the Company immediately prior to the consummation of the transaction (the "Old Shareholders") would not, immediately after such consummation, beneficially own, directly or indirectly, securities of the resulting entity entitled to elect a majority of the members of the Board of Directors or other governing body of the resulting entity or (2) those persons who were directors of the Company immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity, provided that (I) there shall be excluded from the determination of the voting power of the Old Shareholders securities in the resulting entity beneficially owned, directly or indirectly, by the other party to the transaction and any such securities beneficially owned, directly or indirectly, by any Person acting in concert with the other party to the transaction (unless such other party or such Person is Air Partners, if Air Partners has not ceased to be an Excluded Person), (II) there shall be excluded from the determination of the voting power of the Old Shareholders securities in the resulting entity acquired in any such transaction other than as a result of the beneficial ownership of Company securities prior to the transaction and
(III) persons who are directors of the resulting entity shall be deemed not to have been directors of the Company immediately prior to the consummation of the transaction if they were elected as directors of the Company within 90 days prior to the consummation of the transaction.

     The exclusion described in clause (aa)(iii) above shall cease to have any force or effect (and the Persons described therein shall cease to be Excluded Persons) if (A) Air Partners ceases to be, for a period of thirty consecutive calendar days, the beneficial owner, directly or indirectly, of securities of the Company representing at least 25% of the combined voting power of the Company's outstanding securities or (B) there occurs a "change in the ownership or effective control" (within the meaning of section 280G of the Code) of Air Partners.

     Upon the occurrence of a Change in Control, with respect to each recipient of an Award hereunder, (AA) all Options granted to such recipient and outstanding at such time shall immediately vest and become exercisable in full (but subject, however, in the case of Incentive Stock Options, to the aggregate fair market value, determined as of the date the Incentive Stock Options are granted, of the stock with respect to which Incentive Stock Options are exercisable for the first time by such recipient during any calendar year not exceeding $100,000) and, except as required by law, all restrictions on the transfer of shares acquired pursuant to such Options shall terminate and (BB) all restrictions applicable to such recipient's Restricted Stock shall be deemed to have been satisfied and such Restricted Stock shall vest in full.

     In addition, if a recipient of an Award hereunder becomes entitled to one or more payments (with a "payment" including, without limitation, the vesting of an Award) pursuant to the terms of the Plan (the "Total Payments"), which are or become subject to the tax imposed by section 4999 of the Code (or any similar tax that may hereafter be imposed) (the "Excise Tax"), the Company or subsidiary for whom the recipient is then performing services shall pay to the recipient an additional amount (the "Gross-Up Payment") such that the net amount retained by the recipient, after reduction for any Excise Tax on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-Up Payment, shall equal the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the recipient shall be deemed (aa) to pay federal income taxes at the highest stated rate of federal income taxation (including surtaxes, if any) for the calendar year in which the Gross-Up Payment is to be made (for 1996, the highest stated rate is 39.6%); and (bb) to pay any applicable state and local income taxes at the highest stated rate of taxation (including surtaxes, if any) for the calendar year in which the Gross-Up Payment is to be made. Any Gross-Up Payment required hereunder shall be made to the recipient at the same time any Total Payment subject to the Excise Tax is paid or deemed received by the recipient.

COMMON STOCK                                                        COMMON STOCK

                           CONTINENTAL AIRLINES, INC.

P                ANNUAL MEETING OF STOCKHOLDERS -- MAY 21, 1998

R         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

O The undersigned hereby authorizes Gordon M. Bethune, Jeffery A. Smisek and Scott R. Peterson, and each of them, with full power of substitution, to
X represent and vote the stock of the undersigned in Continental Airlines, Inc. as directed and, in their sole discretion, on all other matters that
Y may properly come before the Annual Meeting of Stockholders to be held on May 21, 1998, and at any adjournment or adjournments thereof, as if the undersigned were present and voting thereat. The undersigned acknowledges receipt of the notice of annual meeting and proxy statement with respect to such Annual Meeting and certifies that, to the knowledge of the undersigned, all equity securities of the Company owned of record or beneficially by the undersigned are owned and controlled only by U.S. Citizens (as defined in the proxy statement), except as indicated on the reverse side hereof.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE EXECUTE AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

    Nominees for Director:

    Thomas J. Barrack, Jr., Lloyd M. Bentsen, Jr.,   THIS FORM OF PROXY RELATES
    Gordon M. Bethune, David Bonderman,              TO BOTH CLASS A AND CLASS B
    Gregory D. Brenneman, Patrick Foley,                 COMMON STOCK. IF YOU
    Douglas H. McCorkindale, George G. C. Parker,     RECEIVED TWO PROXY CARDS,
    Richard W. Pogue, William S. Price III,               PLEASE EXECUTE AND
    Donald L. Strum, Karen Hastie Williams,                  RETURN EACH.
    Charles A. Yamarone

    This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS (PROPOSAL 1) AND "FOR" PROPOSALS 2 AND 3.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

                                                                     SEE REVERSE

                           CONTINENTAL AIRLINES, INC.

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. O


[                                                                              ]


                                                    For    Withhold    For All
                                                    All       All       Except
1. Election of Directors
   See Reverse Side.                                 O         O          O
   For, except vote withheld from
    the following nominee(s):

   ________________________________________         For     Against    Abstain

2. Approval of 1998 Stock Incentive Plan.            O         O          O

3. Ratification of Appointment of
    Independent Auditors.                            O         O          O



Please mark this box ONLY if any Class A
or Class B common stock owned of record or
beneficially by you is owned or controlled   O
by Foreigners (as defined in the proxy
statement), and indicate the number and
class so owned or controlled by Foreigners.


Class A ___________________________________


Class B ___________________________________


           Dated: ___________________, 1998


Signature(s) ______________________________


___________________________________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.




                              FOLD AND DETACH HERE